                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement            [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (Section)240.14a-12

                           INSTINET GROUP INCORPORATED
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
     (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

      2)    Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

      4)    Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

      5)    Total fee paid:

        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

        ------------------------------------------------------------------------

      2)    Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

      3)    Filing Party:

        ------------------------------------------------------------------------

      4)    Date Filed:

        ------------------------------------------------------------------------

                          INSTINET GROUP INCORPORATED
                                 3 TIMES SQUARE
                               NEW YORK, NY 10036

                                [INSTINET LOGO]

                                                                  April 17, 2003

Dear Stockholder:

     You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Instinet Group Incorporated. We will hold the meeting on Wednesday, May 14, 2003 at 9:00 a.m., New York City time, at our offices located at 3 Times Square, New York, New York. We hope that you will be able to attend.

     Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a form of proxy and a copy of our 2002 Annual Report for the year ended December 31, 2002. At this year's meeting, the agenda includes the election of one class of directors and a proposal to ratify the appointment of our independent auditors. Our Board of Directors recommends that you vote FOR the election of directors and ratification of the appointment of our independent auditors.

     Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please complete, sign, date and promptly return the proxy in the self-addressed envelope that we have included for your convenience. No postage is required if it is mailed in the United States. Submitting the proxy before the Annual Meeting will not preclude you from voting in person at the Annual Meeting should you decide to attend.

      Sincerely,


  /s/ Ian Strachan                                       /s/ Edward J. Nicoll
  Ian Strachan                                           Edward J. Nicoll
  Chairman                                               Chief Executive Officer

                          INSTINET GROUP INCORPORATED
                                 3 TIMES SQUARE
                               NEW YORK, NY 10036

                                [INSTINET LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                                                  April 17, 2003

Dear Stockholder:

     The 2003 Annual Meeting of Stockholders of Instinet Group Incorporated will be held on Wednesday, May 14, 2003 at our offices located at 3 Times Square, New York, New York. The doors will open at 8:30 a.m. and the meeting will begin at 9:00 a.m., New York City time. The meeting will address the following matters:

          1. Election of three directors to our Board of Directors for three-year terms;

          2. Ratification of the Board's appointment of PricewaterhouseCoopers LLP as our independent auditors for the 2003 fiscal year;

          3. Transaction of other business as may properly come before the Annual Meeting.

     You may attend and vote at the meeting if you were an owner of record of our common stock at the close of business on March 20, 2003, the record date for the Annual Meeting. You may also attend and vote at the meeting if you are the authorized representative by proxy of a stockholder of record on that date. A list of stockholders entitled to vote will be available for inspection during ordinary business hours at our offices, 3 Times Square, New York, New York, from May 3, 2003 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting. Additional information regarding the matters to be acted on at the Annual Meeting can be found in the accompanying Proxy Statement.

     YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT A PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

     Please refer to your proxy materials or the information forwarded by your broker, bank or other holder of record for instructions on how to submit your proxy or voting instructions to us.


  /s/ Ian Strachan                                       /s/ Edward J. Nicoll
  Ian Strachan                                           Edward J. Nicoll
  Chairman                                               Chief Executive Officer

                                PROXY STATEMENT
                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions And Answers.......................................    2
Summary Of Business Matters To Be Voted On..................    4
General Information Concerning The Board Of Directors And
  Executive Officers........................................    5
Committees..................................................   10
Compensation Of Directors...................................   12
Security Ownership Of Certain Beneficial Owners, Directors,
  Nominees And Executive Officers...........................   13
Report Of The Audit Committee...............................   16
Report Of The Compensation Committee........................   17
Compensation Of Executive Officers..........................   20
     I.   Summary Compensation Table........................   20
     II.  Option Grants In Last Fiscal Year.................   22
     III. Aggregated Option Exercises In Last Fiscal Year
      And Fiscal Year End Option Values.....................   23
Employment Contracts And Separation Agreements..............   26
Reuters Retirement Plans....................................   27
Performance Graph...........................................   28
Section 16(a) Beneficial Ownership Reporting Compliance.....   29
Certain Business Relationships..............................   30
Appendix: Charter Of The Audit Committee Of The Board Of
  Directors.................................................   39

Unless otherwise indicated or the context otherwise requires, references to the "Corporation," "we," "us," and "our" means Instinet Group Incorporated and its subsidiaries.

                          INSTINET GROUP INCORPORATED
                                PROXY STATEMENT

YOUR VOTE IS VERY IMPORTANT

     Whether or not you plan to attend the Annual Meeting, please submit a proxy or voting instructions as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. The Board of Directors is soliciting proxies for the 2003 Annual Meeting of Stockholders of Instinet Group Incorporated to be held on May 14, 2003. We are mailing this Proxy Statement along with our Annual Report, which includes our financial statements for the year 2002, and are making them available on our Internet website (www.instinet.com) on or about April 17, 2003. You may also obtain a copy of our Annual Report or Annual Report on Form 10-K for the year ended December 31, 2002 without charge by writing to: Instinet Group Incorporated, 3 Times Square, New York, NY 10036, Attn: Investor Relations. Our Annual Report and Form 10-K are not proxy soliciting materials.

                             QUESTIONS AND ANSWERS

HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE MATTERS TO BE ADDRESSED?

     The Board recommends a vote FOR each of the Corporation's nominees for election as directors and FOR the ratification of the Board's appointment of PricewaterhouseCoopers LLP as independent auditors.

WHO IS ENTITLED TO VOTE?

     Owners of our common stock, par value $0.01 per share (the "Common Stock"), at the close of business on March 20, 2003 are entitled to vote. This includes shares you held on that date (1) directly in your name as the stockholder of record and (2) through a broker, bank or other holder of record, where the shares were held for you as the beneficial owner. A list of stockholders of record entitled to vote will be available at our offices located at 3 Times Square, New York, NY 10036 for 10 days prior to the meeting and at the meeting location during the meeting.

HOW DO I VOTE?

     Since many stockholders are unable to attend the meeting in person, we send proxy cards to all stockholders of record to enable them to direct the voting of their shares. Brokers, banks and nominees generally solicit voting instructions from the beneficial owners of shares held by them and typically offer telephonic or electronic means by which such instructions can be given, in addition to the traditional mailed voting instruction cards. Beneficial owners of shares held through a broker, bank or other nominee may submit voting instructions by telephone or via the Internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your broker, bank or nominee for information.

HOW WILL MY PROXY VOTE MY SHARES?

     The designated proxy holders will vote according to the instructions you submit on your proxy card. If you sign and return your card but do not indicate your voting instructions on one or more of the matters listed, the proxy holders will vote all uninstructed shares FOR each of the nominees for election as a director and FOR the ratification of the Board's selection of PricewaterhouseCoopers LLP as independent auditors and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting.

HOW MANY SHARES CAN VOTE?

     On March 20, 2003, the record date, there were 8,862 stockholders of record, holding an aggregated 330,716,108 shares of Common Stock outstanding, each of which share is entitled to one vote for each matter to be voted on at the Annual Meeting. There were therefore a total of 330,716,108 eligible votes as of the record date. A quorum requires the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting.

HOW MANY VOTES ARE NEEDED FOR MATTERS TO BE ADOPTED AT THE MEETING?

     The election of directors requires a plurality of the votes cast for the election of directors; accordingly, the three directorships to be filled at the Annual Meeting will be filled by the three nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote. Other matters will be approved if they receive the affirmative vote of a majority of the votes constituting the quorum at the Annual Meeting. If a stockholder abstains from voting on a particular matter, or if a broker is not allowed under the rules of any national securities exchange of which it is a member to vote shares for which the beneficial owner has not given voting instructions, the effect will be the same as a vote "against" the matter.

WHO CAN ATTEND THE ANNUAL MEETING?

     All stockholders of record on March 20, 2003 can attend. In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in "street name" (that is, through a broker, bank or other nominee) and would like to attend the Annual Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on March 20, 2003, the record date for voting. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

WHO WILL COUNT THE VOTE? IS MY VOTE CONFIDENTIAL?

     Representatives of Mellon Bank will act as Inspectors of Election, supervise the voting, decide the validity of proxies, and receive and tabulate proxies. Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to Mellon Bank and handled in a manner that protects the confidentiality of voting. Your vote will not be disclosed except as required by law.

CAN I REVOKE MY PROXY?

     Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary, Legal Department, Instinet Group Incorporated, 3 Times Square, New York, NY 10036, that you are revoking your proxy; or by voting in person at the meeting.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING?

     Persons who submit a proxy or voting instructions need not vote at the Annual Meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the Annual Meeting rather than by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

     Although we do not know of any business to be conducted at the 2003 Annual Meeting other than the matters described in the Proxy Statement, the voting instructions you submit give authority to the proxy holders to vote on other matters, if they arise, in accordance with their best judgment.

WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING DUE?

     Any stockholder who wishes to have a stockholder proposal included in the Corporation's proxy statement for the 2004 Annual Meeting must submit the proposal in writing to the Corporate Secretary, Legal

Department, Instinet Group Incorporated, 3 Times Square, New York, NY 10036, for receipt by December 18, 2003. A stockholder who wishes to introduce a proposal to be voted on at the Corporation's 2004 Annual Meeting must send advance written notice to the Corporate Secretary for receipt no earlier than February 1, 2004 and no later than March 3, 2004, and must provide the information specified by the Bylaws. Proposals must comply with all applicable rules and regulations of the Securities and Exchange Commission.

HOW ARE PROXIES SOLICITED?

     The Board of Directors is soliciting proxies for the Annual Meeting. We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. We will reimburse brokers and other nominees for reasonable expenses incurred by them in mailing proxy materials to beneficial stockholders in accordance with applicable rules.

WHO ARE THE LARGEST PRINCIPAL STOCKHOLDERS?

     Based upon filings with the Securities and Exchange Commission, the Corporation is aware that as of February 28, 2003, the following chart indicates the beneficial owners of more than five percent of the outstanding Common Stock of the Corporation:

     Reuters Group PLC               62.6% Stockholder
     85 Fleet Street
     London EC4P 4AJ

     TA Group*                        5.6%
     125 High Street
     High Street Tower, Suite 2500
     Boston, MA 02110

     *Included in the beneficial ownership indicated above for TA Group, pursuant to the Island Stockholders Agreement, are the following:

     TA IX L.P.
     TA/Advent VIII L.P.
     Advent Atlantic and Pacific IV L.P.
     TA/Atlantic & Pacific IV L.P.
     TA Executives Fund LLC
     TA Investors LLC
     GPH DT Partners
     2000 Exchange Place Fund, LLC
     1998 GPH Fund, LLC

     See "Certain Business Relationships -- Other Agreements -- Island Stockholders Agreement."

                   SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

ITEM 1.  ELECTION OF DIRECTORS.

     Our Board of Directors is divided into three classes, as nearly equal as possible, with each director serving a three-year term and one class being elected at each year's Annual Meeting. The Board of Directors proposes the election as directors of the three persons named below under "Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2006," to hold office for a term ending at the annual meeting of stockholders to be held in 2006. Each of the nominees is currently serving as a director of the Corporation. If any of the nominees becomes unavailable prior to the Annual Meeting to serve as a director, the proxy holders will, in their discretion, vote the shares for which they serve as proxy for another person nominated by the Board, unless the Board reduces the number of directors to be elected.

     The Board of Directors recommends that you vote FOR each of the nominees.

ITEM 2.  APPOINTMENT OF INDEPENDENT AUDITORS.

     The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as Independent Auditors for the Corporation for our fiscal year ending December 31, 2003. PricewaterhouseCoopers LLP provided audit and other services during 2002 for fees totaling $2,512,693 million. This included the following fees:

          Audit Fees: $1,130,000 for the annual audit of the Corporation's consolidated financial statements and review of interim financial statements in the Corporation's Form 10-Q reports.

          Audit Related Fees: $894,030 for audit-related services, including approximately $700,000 in fees related to our merger with Island Holding Company, Inc. in September 2002.

          Tax Fees:  $327,513 for tax advisory and consulting services.

          All Other Fees: $161,150 for advice related to our various filings with the Securities and Exchange Commission (SEC).

     In accordance with its Charter, the Audit Committee has reviewed with PricewaterhouseCoopers LLP whether the non-audit services provided by them are compatible with maintaining their independence and has approved in advance any audit or permitted non-audit services to be provided by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP also serves as independent auditors for Reuters Group PLC, which currently owns approximately 62.6% of our outstanding common stock. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will be available to respond to appropriate questions from stockholders.

     The Board of Directors recommends that you vote FOR the Board's appointment of PricewaterhouseCoopers LLP as Independent Auditors for the Corporation.

     While stockholder ratification is not required for the appointment of PricewaterhouseCoopers LLP, because the Board of Directors has the responsibility for the appointment of the Corporation's independent auditors, the appointment is being submitted for ratification at the Annual Meeting with a view toward soliciting the stockholders' opinion thereon, which opinion will be taken into consideration in future deliberations.

ITEM 3.  STOCKHOLDER PROPOSALS.

No stockholder proposals have been submitted to the Corporation.

     The Board of Directors is not aware of any other business matters to be presented for action at the Annual Meeting. However, in the event that any other matter properly comes before the meeting, the stockholders present at the meeting will have an opportunity to vote on such matter and the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

             GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS
                             AND EXECUTIVE OFFICERS

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM EXPIRING IN 2006.

     The following are brief biographical sketches for each person nominated for election to the Board of Directors:

          THOMAS H. GLOCER. Mr. Glocer, age 43, has been Chief Executive Officer of Reuters Group PLC since July 2001. Mr. Glocer is an Executive Director of Reuters Group PLC and was Chief Executive Officer of Reuters Information Division from January 2000 until January 2001. Prior to that time, Mr. Glocer served as President and Senior Company Officer of Reuters America starting in October 1998. Before joining Reuters Group PLC in 1993, he worked as a mergers and acquisitions attorney with Davis Polk & Wardwell. Mr. Glocer is also a director of the New York City Investment Fund and a member of the Madison Council of the Library of Congress and the Corporate Council of The Whitney Museum. Mr. Glocer is a graduate of Columbia College and Yale Law School.

          C. KEVIN LANDRY. Mr. Landry, age 59, joined TA Associates, Inc., a global private investment firm based in Boston, in 1968, becoming a General Partner in 1972, Managing Partner in 1982 and Chief Executive Officer upon its incorporation. Mr. Landry is a member of TA's Executive Committee. Mr. Landry serves on the Board of Directors of Ameritrade Holding Corporation and Standex International Corporation. Mr. Landry is a Trustee of the Museum of Fine Arts, a member of the Executive Committee of Harvard's Committee on University Resources, and Co-Chairman of the Harvard Boston Major Gifts Committee. Mr. Landry is a graduate of Harvard University and The Wharton School of Finance. See also "Certain Business
     Relationships -- Other Agreements -- Island Stockholders Agreement."

          JOHN C. BOGLE. Mr. Bogle, age 73, is President of the Bogle Financial Markets Research Center and Founder of The Vanguard Group. At Vanguard, he served as Chief Executive Officer from 1974 until 1996, as Chairman of the Board until 1998, and as Senior Chairman until 2000. He has spent his entire career in the mutual fund industry, beginning in 1951 with Wellington Management Company. He is also author of three best-selling books on mutual funds and personal investing, and the recipient of numerous industry awards. Mr. Bogle serves as Chairman of the National Constitution Center. Mr. Bogle is a graduate of Princeton University.

DIRECTORS CONTINUING IN OFFICE

     The following are brief biographical sketches for each of the remaining directors not eligible for election today with a term expiring in 2004.

          SIR PETER J.D. JOB. Sir Peter Job, age 61, served as a director of Reuters Group PLC from 1989 through 2001. He joined Reuters in 1963 and subsequently became Chief Executive Officer in 1991 and held that position until his retirement in July 2001. From 1996 to 1999, Sir Peter served at times as a non-executive director of Grand Metropolitan Plc, Diageo Plc and GlaxoWellcome plc. He presently serves as a non-executive director of GlaxoSmithKline Plc, Schroders plc, Shell Transport and Trading Plc, TIBCO Software Inc. and Multex.com Inc. In 1999, Sir Peter served as Chairman of the International Advisory Council of Nasdaq. He has been a member of the Supervisory Board of Deutsche Bank AG since October 2001 and a member of the Supervisory Board of Bertelsmann AG since July 2002. Sir Peter is a graduate of Oxford University.

          JOHN KASICH. Mr. Kasich, age 50, has been a Managing Director in the Investment Banking Group at Lehman Brothers since January 2001, where he has responsibilities across a range of industry groups, including health care, power and utilities, technology, retail and financial institutions. Prior to joining Lehman Brothers, Mr. Kasich was a member of the U.S. House of Representatives, representing Ohio's 12th Congressional District, from 1983 to 2000, and served as Chairman of the House Budget Committee from 1995 to 2000. Prior to serving in the U.S. Congress, Mr. Kasich was an Ohio State Senator for four years. Mr. Kasich also currently serves as a director of Invacare Corporation and Worthington Industries, Inc., and is the host of the program "From the Heartland" on the Fox News Channel. Mr. Kasich is a graduate of the Ohio State University.

          KAY KOPLOVITZ. Ms. Koplovitz, age 58, is a Principal in Koplovitz & Company, LLC, a media advisory and investment firm, and a founding board member of Boldcap Ventures, a managed fund. She also founded USA Networks, serving as Chairman and Chief Executive Officer from 1977 until 1998. Ms. Koplovitz also created Springboard Enterprises, a national organization that promotes venture capital investments in women-led high growth businesses. Ms. Koplovitz is presently the Chairman of Broadway Television Network and also serves on the board of Liz Claiborne. Among the non-profit boards on which she serves are the Partnership for New York City, the Central Park Conservancy, the Museum of Television and Radio and the International Tennis Hall of Fame. Ms. Koplovitz is a graduate of the University of Wisconsin and holds a master's degree from Michigan State University.

          STEPHEN PAGLIUCA. Mr. Pagliuca, age 48, is a Managing Director at Bain Capital, a global private investment firm based in Boston. He joined that company in 1989, and founded Information Partners, a venture capital and buyout fund managed by Bain Capital that focused on technology investments. Prior to joining Bain Capital, Mr. Pagliuca was a Vice President at Bain & Company, where he managed relationships in the healthcare and information services industries, and developed acquisition, divestiture and strategy development programs for clients. He is a Certified Public Accountant and worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca currently serves on the Boards of Ameritrade Holding Corporation, FTD, and Gartner Group and is active with a variety of charitable organizations including serving as Co-Chairman of the Inner City Scholarship Fund and ViceChairman of the Massachusetts Society for the Prevention of Cruelty to Children. He is also on the Board of Trinity Advisors at Duke University and is a trustee of Bain Capital Children's Charity. Mr. Pagliuca is a graduate of Duke University and Harvard Business School. See also "Certain Business Relationships -- Other
     Agreements -- Island Stockholders Agreement."

          DEVIN WENIG. Mr. Wenig, age 36, assumed responsibility for Reuters four customer segments in February of 2003 and joined the Reuters Group Board at that time. From September 2001 to February 2003, he managed the Investment Banking/Brokerage Division for Reuters Group. From January of 2001, Mr. Wenig served as President of Reuters Information, the global division of Reuters covering full service information and software applications to Internet solutions serving the financial services industry and its clients. Prior to serving as President of Reuters Information, Mr. Wenig served in a number of senior management roles, after joining Reuters in 1993 as Corporate Counsel. In addition to the Reuters Board, Mr. Wenig currently serves as a director of Multex, Inc. and Nastech Pharmaceutical Company Inc. Before joining Reuters, he worked with the law firm of Cravath, Swaine & Moore as a mergers and acquisitions attorney. Mr. Wenig is a graduate of Union College and Columbia University School of Law.

     The following are brief biographical sketches for each of the remaining directors not eligible for election today with a term expiring in 2005.

          DAVID J. GRIGSON. Mr. Grigson, age 48, has been Chief Financial Officer at Reuters Group PLC since August 2000. Prior to joining Reuters, he was employed at Emap plc from 1989 to 2000 where he was Group Finance Director and Chairman of Emap Digital. Mr. Grigson was previously employed at Saatchi & Saatchi from 1984 to 1989 and at Esso UK from 1980 to 1984. He began his professional career as an accountant with Spicer & Pegler. Mr. Grigson is a member of the Financial Services Practitioner Panel that advises the UK Financial Services Authority on the impact of proposed regulation on industry participants. Mr. Grigson is a graduate of the University of Manchester and is a member of the Institute of Chartered Accountants of England and Wales.

          GLENN H. HUTCHINS. Mr. Hutchins, age 47, is a founder of Silver Lake Partners, an investment firm focused on private equity investments in the technology industries and related growth companies. Mr. Hutchins has been in the private equity business since 1985 when he joined the Thomas H. Lee Co. For parts of 1993 and 1994, Mr. Hutchins took a leave of absence from THL Co. to serve as Special Advisor in the White House. Mr. Hutchins also served as a Senior Policy Advisor to the Clinton-Gore Transition during the latter part of 1992. Upon leaving the White House, Mr. Hutchins joined The Blackstone Group as a Senior Managing Director. Mr. Hutchins is a director of Gartner Inc., Seagate Technology, Inc. and Ameritrade Holding Corporation. He is also a director of CARE, Inc. and a trustee of the Lawrenceville School. Mr. Hutchins is a graduate of Harvard College, Harvard Business School and Harvard Law School. See also "Certain Business Relationships -- Other Agreements -- Island Stockholders Agreement."

          EDWARD J. NICOLL. Mr. Nicoll, age 49, was appointed our Chief Executive Officer in September 2002 following the merger of Instinet and Island ECN. Prior to joining Instinet, Mr. Nicoll was Chairman and Chief Executive Officer of Datek Online and Chairman of The Island ECN. He is currently a director of Gerson Lehrman Group and is an observer to the Board of Directors of Ameritrade Holding Corporation. Mr. Nicoll was previously a co-founder and President of Waterhouse Investor

     Services. Mr. Nicoll, is a Trustee of the Institute for Advanced Study in Princeton, NJ and of the New Community Foundation,. Mr. Nicoll is a graduate of Yale Law School. See also "Certain Business
     Relationships -- Other Agreements -- Island Stockholders Agreement."

          MARK D. NIENSTEDT. Mr. Nienstedt, age 53, continues to serve as a director and officer of the Corporation after his resignation from the position of President in February 2003, a post he had held since April 2002. Mr. Nienstedt joined Instinet in 1985 as Financial Controller and became Senior Vice President and Chief Financial Officer in 1991. He then served as Chief Operating Officer for Instinet International Limited, based in London, from 1995 to 1999 with responsibility for the Corporation's business in Europe and Asia and subsequently became Executive Vice President and Chief Financial Officer of Instinet, a position in which he served until November 2002. From April 9, 2002 through September 20, 2002, Mr. Nienstedt also served as Acting President and Chief Executive Officer of Instinet. Prior to joining Instinet, Mr. Nienstedt was a Financial Analyst at Martin Marietta Corporation, following six years with Deloitte & Touche in New York as a Certified Public Accountant. Mr. Nienstedt is a graduate of Drew University and Rutgers Graduate School of Management.

          IAN STRACHAN. Mr. Strachan, age 61, has been a director of Reuters Group PLC since May 2000. Mr. Strachan served as Deputy Chairman of Invensys plc, a power and energy resource management firm based in the U.K., from 1999 to 2000 and from 1996 to 1999 was Chief Executive Officer and an Executive Director of BTR plc. From 1991 to 1995, Mr. Strachan was Deputy Chief Executive Officer of Rio Tinto plc (formerly RTZ plc). Mr. Strachan is a non-executive director of each of Transocean Inc., Harsco Corporation and Johnson Matthey plc. Mr. Strachan became the non-executive Chairman of the Board of the Corporation on January 1, 2003. Mr. Strachan is a graduate of Christ's College, Cambridge University and the Woodrow Wilson School of Princeton University.

     The Board met 10 times during 2002 with an average attendance of 95%. Each of the incumbent directors attended more than 80% of the aggregate number of meetings of the Board and Committees on which he or she served.

EXECUTIVE OFFICERS

     We have had several executive management changes beginning in 2002:

     In April 2002, Douglas M. Atkin, President and Chief Executive Officer, resigned from Instinet. Mark Nienstedt, then Chief Financial Officer, was appointed to serve as acting President and Chief Executive Officer. Kenneth K. Marshall, then Chief Operating Officer, also announced his retirement and Jean-Marc Bouhelier was appointed Chief Operating Officer.

     Subsequent to the acquisition of Island in September 2002, Edward J. Nicoll, then Chairman of Island, was appointed Chief Executive Officer and Director of Instinet. In November 2002, John F. Fay was appointed Chief Financial Officer of Instinet and Michael J. Clancy, Chief Accounting Officer of Instinet, resigned. Mark Nienstedt continued as Instinet's President until his resignation on February 10, 2002, however, Mr. Nienstedt continues to serve as director and officer of Instinet.

     Effective January 2003, Andre Villeneuve retired as Instinet's Executive Chairman of the Board of Directors and Ian Strachan was appointed to succeed him as non-executive Chairman of the Board.

     The following are brief biographical sketches for each of our executive officers, other than Messrs. Nicoll and Nienstedt who are profiled above.

          JEAN-MARC BOUHELIER. Mr. Bouhelier, age 38, is Executive Vice President U.S. Institutional and Professional Business, Technology and Global Product Development and has been Chief Operating Officer for the global equities business since June 2000. From 1998 to 2000, he was Global Equity CTO at Merrill Lynch, and from 1996 to 1998 he was European Equity & Operations CTO at Merrill Lynch. From 1987 to 1996, Mr. Bouhelier worked at Banque Paribas Capital Markets as an executive for global business development and technology and was the Global Head of Development for Equities, Fixed

     Income and Global Operations from 1994 through 1996. Mr. Bouhelier is a graduate of ICN Business School.

          JOHN F. FAY. Mr. Fay, age 37, was named as our Chief Financial Officer and Executive Vice President of Administration in October 2002. As CFO, Mr. Fay is responsible for Instinet's Finance function globally, and is charged with overseeing the Business Services Group, which includes Global Facilities and Human Resources. He had joined Island as CFO in July 2001. Prior to joining Island, Mr. Fay was employed by Goldman Sachs & Co. as Chief Financial Officer of its online Wealth Management business from 1999 to 2001. Prior to joining Goldman in 1999, Mr. Fay was First Vice President and Director of Planning and Finance at Morgan Stanley Online in San Francisco, an online retail brokerage firm. Prior to that, he had been Vice President at Morgan Stanley Dean Witter from 1988 to 1999. Mr. Fay is a graduate of Mount St. Mary's College, and received his MBA in Finance from the Stern School of Business at New York University. He is also a registered CPA.

          ANDREW GOLDMAN. Mr. Goldman, age 39, was named Instinet's Executive Vice President for Global Marketing and Communications in October 2002. Mr. Goldman oversees Instinet's marketing and advertising departments, leading the firm's media relations, public relations, advertising, corporate communications, investor relations, and customer communications. Prior to his current position, Mr. Goldman served as Island ECN's EVP for Corporate Affairs and Communications. Prior to joining Island in 1999, Mr. Goldman worked for four years at Clark & Weinstock, a Washington D.C. based public-policy consulting firm, where he served as a Managing Director, specializing in advising high-tech clients. Prior to that, Mr. Goldman served as senior advisor for policy and strategy to former Secretary of Defense Dick Cheney from 1992 to 1995. During the first Bush administration, Mr. Goldman worked at the U.S. Department of Defense, first in the office of Congressional Relations, and subsequently as the Special Assistant to the Under Secretary of Defense for Policy. Mr. Goldman has also worked for the Republican Leadership in the U.S. House of Representatives, and as an editor for such leading publications as Public Interest and the Asian Wall Street Journal, based in Hong Kong. Mr. Goldman is a graduate of Wesleyan University.

          ALEX GOOR. Mr. Goor, age 31, was named Instinet's Executive Vice President for Strategy and Planning in October 2002. Mr. Goor is charged with providing long-term tactical planning recommendations for Instinet, as well as supervising short-term large scale projects. Before joining Instinet, Mr. Goor was the Chief Strategy Officer of Datek Online Holdings Corporation from January 1999 to September 2002, where he supervised all corporate finance and business development efforts. Mr. Goor also served as President of Watcher Technologies, a Datek technology development and licensing subsidiary catering to professional traders. Prior to becoming Chief Strategy Officer, Mr. Goor was President of Datek Online Brokerage Services, the Datek's online brokerage subsidiary. Mr. Goor is a graduate of Columbia University.

          PAUL A. MEROLLA. Mr. Merolla, age 55, has been Executive Vice President since June 2001 and General Counsel of Instinet since March 1999 and is generally responsible for our legal, compliance, regulatory and internal audit functions. Prior to joining Instinet, Mr. Merolla worked at Goldman Sachs & Co. from 1993 until 1999, serving as Vice President and Associate General Counsel. During a 10-year career at Drexel Burnham Lambert Incorporated, Mr. Merolla served as Deputy General Counsel and later as General Counsel with The Drexel Burnham Lambert Group Inc. and The DBL Liquidating Trust. He began his legal career as a litigation associate at Shearman & Sterling. Mr. Merolla serves as the Executive Vice President of the Securities Industry Association's Compliance and Legal Division. Mr. Merolla is a graduate of Fordham College and Fordham University School of Law.

          WILLIAM STERLING. Mr. Sterling, age 26, was named President and Chief Technology Officer of The Island ECN in October 2002. In November 2002 he was also named Senior Vice President of Instinet's Broker Dealer Execution and Clearing Group. In his dual capacity, Mr. Sterling acts as a senior member of Instinet's executive management team while leading the business and technological operations of the Island ECN. Mr. Sterling plays a strategic role in identifying synergistic business opportunities and efficiencies between Island and Instinet's sell-side operations. Prior to his current roles, Mr. Sterling was Chief Technology Officer at Island ECN. Mr. Sterling joined Island in 1997 as the company's first employee and CTO, and supervised the development of Island's technical and operations departments. Mr. Sterling began his career in 1995 as a broker with Block Trading in Houston. In 1996 he facilitated the opening of the first Block Trading branch office in Tyler, Texas, serving as the Branch Office Manager. At Block Trading, Mr. Sterling progressed through a series of managerial positions including Principal of the firm's Houston headquarters. He moved to the technical side of the business in 1996, where he was involved in the initial development of CyberTrader. Mr. Sterling attended the University of Texas.

                                   COMMITTEES

The Board has established the following committees:

AUDIT COMMITTEE

     The Audit Committee reports to our Board regarding the appointment of our independent public auditors, the scope and fees of prospective annual audits and the results thereof, compliance with our accounting and financial policies and management procedures and policies relative to the adequacy of our internal accounting controls, and internal audit and compliance matters. A copy of the Charter adopted by the Committee is included as an Appendix to this Proxy Statement. During 2002, Mr. Strachan was the Chairman of the Committee, but effective January 2003, Mr. Bogle has assumed that responsibility. During 2002, the Committee held 11 meetings and Directors Ian Strachan, John Bogle, John Kasich and Kay Koplovitz have been members of the Committee since June 2001. The Board has determined that all Committee members are independent, in accordance with the listing standards of the Nasdaq National Market. Members of the Audit Committee are appointed by the Board of Directors and serve one-year terms.

  AUDITOR INDEPENDENCE

     The Charter of the Audit Committee of the Board of Directors of the Corporation states that the Audit Committee has the authority and is directly responsible for the appointment, compensation, oversight and, where appropriate, replacement of the Corporation's independent auditors. The Charter provides that the Committee shall review the performance of the independent auditors and recommend to the Board any actions the Committee deems appropriate to ensure the independence and objectivity of the independent auditors. The Charter requires that the Committee inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditor and the Corporation, as contemplated by the applicable NASD Audit Committee requirements and Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees. Further, the Charter requires the Committee to engage in a dialogue with the Corporation's independent auditors with respect to disclosed relationships or services that may impact the objectivity and independence of the auditors. In addition, the Charter provides that the Committee approve in advance any audit or permitted non-audit services provided by the independent auditor, and prohibits certain types of non-audit services by the independent auditor.

  FEES

     In October 2002, the Committee reviewed the Corporation's independent auditor requirements and, after full discussions with management and PricewaterhouseCoopers, determined to continue the engagement of PricewaterhouseCoopers as the Corporation's independent auditors for the fiscal year 2003. In so doing, the Committee reviewed PricewaterhouseCoopers' independence including the services PricewaterhouseCoopers performed for the Corporation and the fees it charged. PricewaterhouseCoopers' fees for the last two years are as follows:

                          INSTINET GROUP INCORPORATED
                               PROFESSIONAL FEES

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
                                                              (US$, IN THOUSANDS)
A) Audit Fees...............................................   $1,130     $1,087
                                                               ------     ------
        Total Audit Fees....................................   $1,130     $1,087
B) Audit-related Fees
      Due Diligence.........................................   $  699     $  465
      SAS 70 Review.........................................   $  195     $  200
                                                               ------     ------
        Total Audit-related Fees............................   $  894     $  665
C) Tax Fees
      Tax Advisory and Consulting...........................   $  328     $  226
                                                               ------     ------
        Total Tax Fees......................................   $  328     $  226
D) Other Fees
      Initial Public Offering...............................   $   --     $1,252
      SEC Filings...........................................   $  161         --
      Systems Security Reviews..............................   $   --     $  355
      Human Resource Advisory...............................   $   --     $  386
      Project Assistance....................................   $   --     $  206
      Regulatory............................................   $   --     $   67
                                                               ------     ------
        Total Other Fees....................................   $  161     $2,266
      Total Fees............................................   $2,513     $4,244
                                                               ------     ------

     The Committee asked for clarification of certain categories of these fees, which PricewaterhouseCoopers provided by letter dated November 15, 2002. Further, in December 2002, the Committee approved the engagement of PricewaterhouseCoopers for a permitted non-audit service, i.e., performance of the annual independent review required by Regulation ATS, which governs the Corporation's two ECNs. PricewaterhouseCoopers' fees for these two reviews are estimated not to exceed $150,000. Our audit committee recently established a policy for pre-approval of non-audit fees, and accordingly all fees beginning in 2003 will be pre-approved by our audit committee.

     PricewaterhouseCoopers, by letter dated October 7, 2002, has also opined that there are no business or other relationships between it and the Corporation, its officers and key employees which would impair its independence with regard to the audit of the Corporation's 2002 consolidated financial statements, and that with respect to the Corporation and its subsidiaries that PricewaterhouseCoopers is independent within the meaning of the rules and regulations of the AICPA and SEC as well as the Corporation's interpretations thereof. Based on the above, and after extensive consideration, the Committee has determined that PricewaterhouseCoopers is independent with respect to the Corporation and its subsidiaries.

COMPENSATION COMMITTEE

     The Compensation Committee is responsible for determining, approving and reporting to the Board of Directors on all elements of compensation for our executive officers, including targeted total cash compensation and long-term equity-based incentives. During 2002, the Committee held 9 meetings, and Directors Ian Strachan, John Bogle and John Kasich have been members of the Committee since June 2001. During 2002, Mr. Strachan was the Chairman of the Committee, but effective January 2003, Glenn Hutchins joined the Committee and assumed the responsibility of Chairman. Members of the Compensation Committee are appointed by the Board of Directors and serve one-year terms.

NOMINATING COMMITTEE

     The Nominating Committee makes recommendations to our Board of Directors regarding the appointment of directors, provides for successorship, and generally establishes procedures to evaluate the quality of the Board function. The Committee will consider nominees for directors recommended to it in writing by a stockholder. During 2002, the Committee held 4 meetings, and Directors Peter Job, John Bogle, Thomas Glocer and Andre Villeneuve have been members of the Committee since June 2001 and Peter Job has been the Chairman of the Committee since its inception. Mr. Villeneuve resigned from the Corporation and the Committee as of December 31, 2002 and, effective January 2003, Ian Strachan became a member of the Committee. Members of the Nominating Committee are appointed by the Board of Directors and serve one-year terms.

                           COMPENSATION OF DIRECTORS

     Directors who are not our full-time employees, are not employees of Reuters and are not employees of our other significant shareholders (TA Associates, Inc., Bain Capital, Inc., and Silver Lake Partners L.P.) are paid an annual retainer fee in the amount of $50,000, together with a fee of $1,000 for attendance at each meeting of the board or a committee of the board (not to exceed two fees per day). The Chairman of the Audit Committee of the Board is paid an additional annual retainer fee of $25,000, while the Chairmen of the Compensation Committee and Nominating Committee are paid an additional annual retainer fee of $10,000 each.

     Upon joining the Board of Directors, directors who are not our full-time employees, are not employees of Reuters and are not employees of our significant shareholders, each also receive an initial, one-time grant of an option to purchase 25,000 shares of our common stock with a per share exercise price equal to the fair market value on the date of grant. This option will vest and become exercisable with respect to 1/60 of the shares underlying the option each month during the five-year period following its grant. Such directors will also receive an annual grant of an option with respect to common stock with a present value of $50,000 (based on the fair market value on the date of grant). This annual grant of options will be made as of the date of the Annual Meeting and will be subject to the same terms and conditions applicable to the initial grant, except that these options will vest 100% on the first anniversary of the date of grant. The options will be granted to the directors pursuant to the Instinet 2000 Stock Option Plan. Following a termination of a director's service on the Board for any reason (including death or disability), that director will be permitted to exercise any vested and exercisable options for one year following such termination and any unvested options will be cancelled.

     Mr. Strachan does not participate in the Instinet 2000 Stock Option Plan, but instead has received annual grants of restricted stock units ("RSUs") with a value of $50,000 at grant, based on the fair market value of Instinet shares at the time of grant. Mr. Strachan received (i) RSUs with a value of $50,000 at grant on September 5, 2001, which vested on September 5, 2002, and (ii) RSUs with a value of $50,000 at grant on May 15, 2002 which will vest on May 15, 2003, provided that he continues to provide service on the Board until the applicable vesting date. RSUs in the amount of 2,782 were issued to Mr. Strachan on October 7, 2002, to account for a $1.00 per share special cash dividend paid by the Corporation on October 3, 2002 to shareholders of record on September 19, 2002. Effective January 2003, Mr. Strachan became our non-executive Chairman and his compensation package was changed. As Chairman, Mr. Strachan receives an annual cash retainer fee of $275,000, paid monthly, and an annual award of RSUs with a value of $75,000 at grant on the date of the Annual Meeting, which award vests twelve months from grant. The vesting of each annual grant into actual Instinet shares is subject to Mr. Strachan's continued service on the Board until the applicable vesting date.

     Directors who are our full-time employees, or employees of Reuters, TA Associates, Bain Capital or Silver Lake Partners do not receive any fees for their services on the Board or a committee thereof. We reimburse all directors for their out-of-pocket expenses in connection with their services on the Board or a committee thereof.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                   DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following tables show, as of February 28, 2003, the Instinet equity securities and the Reuters equity securities beneficially owned by each person believed by the Corporation to own more than 5 percent of the Corporation's Common Stock, each current director, each nominee for election to the Board of Directors, each of the six named executive officers as defined in the Summary Compensation Table on page 20, and all of the directors and executive officers as a group. As of February 28, 2003, each of the directors and executive officers beneficially owned or had the right to acquire beneficial ownership of less than 1% of the Corporation's Common Stock. The directors and executive officers as a group beneficially owned or had the right to acquire beneficial ownership of slightly more than 1% of the Common Stock.

     Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Shares of Common Stock that a person has the right to acquire within 60 days of February 28, 2003, are treated as outstanding for computing the percentage of the person holding the right but are not treated as outstanding for computing the percentage of any other person.

     Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the address of the beneficial owners is c/o Instinet Group Incorporated, 3 Times Square, New York, New York 10036.

INSTINET SHARE OWNERSHIP

                                                          NUMBER OF
                                                       INSTINET SHARES
                                                        BENEFICIALLY     PERCENTAGE OF INSTINET
NAME AND ADDRESS OF BENEFICIAL OWNER                      OWNED(1)            COMMON STOCK
------------------------------------                   ---------------   ----------------------
OTHER STOCKHOLDERS
Reuters Group PLC....................................    206,900,000              62.6%
85 Fleet Street
London EC4P 4AJ
TA Group(2)..........................................     18,589,861               5.6%
125 High Street
High Street Tower, Suite 2500
Boston, MA 02110
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
Edward J. Nicoll.....................................      1,693,105                 *
Mark D. Nienstedt....................................        411,725                 *
Douglas M. Atkin(3)..................................        866,475                 *
Jean-Marc Bouhelier..................................        460,064                 *
Andre F. H. Villeneuve(4)............................        298,542                 *
Paul A. Merolla......................................        182,535                 *
Ian Strachan.........................................         14,908(5)(9)             *
85 Fleet Street
London EC4P 4AJ
Thomas Glocer........................................          1,000(5)              *
85 Fleet Street
London EC4P 4AJ
John Bogle...........................................         18,757                 *
David Grigson........................................          1,000(6)              *
85 Fleet Street
London EC4P 4AJ
Glenn H. Hutchins....................................              0(6)              0

                                                          NUMBER OF
                                                       INSTINET SHARES
                                                        BENEFICIALLY     PERCENTAGE OF INSTINET
NAME AND ADDRESS OF BENEFICIAL OWNER                      OWNED(1)            COMMON STOCK
------------------------------------                   ---------------   ----------------------
Sir Peter J. D. Job..................................          8,506                 *
85 Fleet Street
London EC4P 4AJ
John Kasich..........................................          8,757                 *
Kay Koplovitz........................................          8,757                 *
C. Kevin Landry......................................         16,038(7)              *
Steve Pagliuca.......................................              0(8)              0
Devin Wenig..........................................          1,000(5)              *
All directors and executive officers as a group (21
  persons)                                                 4,208,602               1.3%

---------------

 *  Less than 1%.

(1) Included in the number of shares beneficially owned by the identified executives and directors are the following, which such persons have the right to acquire within 60 days pursuant to the exercise of vested options granted under the Instinet 2000 Stock Option Plan:

Mr. Nicoll                             16,311             Mr. Merolla                       181,735
Mr. Nienstedt                        402,229              Mr. Bogle                            8,757
Mr. Atkin                             834,651             Mr. Job                              7,506
Mr. Bouhelier                         447,927             Mr. Kasich                           8,757
Mr. Villeneuve                        294,625             Ms. Koplovitz                        8,757
All director and executive officers as a group    2,323,602

(2) Included in the number of shares indicated above for TA Group are the following:

    TA IX L.P.                                        7,236,647
    TA/Advent VIII L.P.                               6,424,622
    Advent Atlantic and Pacific IV L.P.               1,165,047
    TA/Atlantic & Pacific IV L.P.                     3,308,698
    TA Executives Fund LLC                              154,238
    TA Investors LLC                                    273,227
    GPH DT Partners                                      13,691
    2000 Exchange Place Fund, LLC                         2,301
    1998 GPH Fund, LLC                                   11,390
                                                     ----------
    Total TA Group                                   18,569,861

(3) On April 9, 2002, Mr. Atkin resigned as director, President and Chief Executive Officer of the Corporation.

(4) On December 31, 2002, Mr. Villeneuve retired from his position as Chairman of the Board of the Corporation.

(5) Excludes 206,900,000 shares owned by Reuters, as to which Messrs. Strachan, Glocer, Grigson and Wenig disclaim beneficial ownership.

(6) Excludes 10,026,229 shares owned by Silver Lake Partners L.P., as to which Mr. Hutchins disclaims beneficial ownership.

(7) Excludes 18,569,861 shares owned by the TA Group entities, as to which Mr. Landry disclaims beneficial ownership, except to the extent of 16,038 shares disclosed.

(8) Excludes 14,774,772 shares owned by Bain Capital Inc., as to which Mr. Pagliuca disclaims beneficial ownership.

(9) Included in the number beneficially owned by Mr. Strachan are 9,995 restricted stock units (RSUs) that will vest into actual Instinet shares on May 14, 2003, provided that he continues to serve on the Board through such date.

REUTERS SHARE OWNERSHIP

                                                         NUMBER OF REUTERS      PERCENTAGE
                                                              SHARES            OF REUTERS
NAME AND ADDRESS OF BENEFICIAL OWNER                   BENEFICIALLY OWNED(1)   COMMON STOCK
------------------------------------                   ---------------------   ------------
Edward J. Nicoll.....................................               0               0
Mark D. Nienstedt....................................           5,946               *
Douglas M. Atkin(2)..................................          73,574               *
Jean-Marc Bouhelier..................................               0               0
Andre F. H. Villeneuve(3)............................          58,508               *
Paul A. Merolla......................................               0               0
Ian Strachan.........................................           1,500               *
  85 Fleet Street
  London EC4P 4AJ
Thomas Glocer........................................          92,743               *
  85 Fleet Street
  London EC4P 4AJ
John Bogle...........................................               0               0
David Grigson........................................          10,045               *
  85 Fleet Street
  London EC4P 4AJ
Glenn H. Hutchins....................................               0               0
Sir Peter J. D. Job..................................         296,269               *
  85 Fleet Street
  London EC4P 4AJ
John Kasich..........................................               0               0
Kay Koplovitz........................................               0               0
C. Kevin Landry......................................               0               0
Steve Pagliuca.......................................               0               0
Devin Wenig..........................................          93,153               *
All directors and officers as a group (21 persons)...         631,738               *

---------------

 *  Less than 1%.

(1) Included in the number of shares beneficially owned by the identified executives and directors are the following, which such persons have the right to acquire within 60 days pursuant to the exercise of vested options granted under the Reuters Plan 2000:

Mr. Nienstedt                     2,000
Mr. Villeneuve                    2,000
Mr. Glocer                        2,000

    Also included in the number of shares beneficially owned by the identified executives and directors are the following, which such persons have the right to acquire within 60 days pursuant to the Reuters discretionary stock option plan:

Mr. Glocer                        15,716
Mr. Wenig                         14,808
Mr. Job                           46,448

(2) On April 9, 2002, Mr. Atkin resigned as director, President and Chief Executive Officer of the Corporation.

(3) On December 31, 2002, Mr. Villeneuve retired from his position as Chairman of the Board of the Corporation.

                         REPORT OF THE AUDIT COMMITTEE

     In accordance with its Charter (a copy of which is included as an Appendix to the Proxy Statement), the Audit Committee reviews and makes recommendations to the Board of Directors concerning the scope and fees of prospective annual audits and the results thereof, compliance with our accounting and financial policies and management procedures and policies relative to the adequacy of our internal accounting controls. The Audit Committee met 11 times during 2002.

     The Audit Committee has met with management and the Corporation's independent auditors and has reviewed and discussed the Corporation's audited financial statements as of and for the year ended December 31, 2002 with each of them.

     The Audit Committee has discussed with the Corporation's independent auditors the matters required to be discussed by Statement on Auditing Standards, No. 61, Communication with Audit Committees, as amended.

     The Audit Committee has received and reviewed the written disclosures and the letter from the Corporation's independent auditors required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the Corporation's independent auditors that firm's independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

     This report has been furnished on behalf of the Board of Directors by members of its Audit Committee.

John Bogle, Chairman
Ian Strachan
John Kasich
Kay Koplovitz

                      REPORT OF THE COMPENSATION COMMITTEE

     This is our second report to you, the stockholders of Instinet Group Incorporated. During 2002, the Compensation Committee of the Board of Directors was composed of Ian Strachan, as Chairman of the Committee, and John Bogle and John Kasich as Committee members. Messrs. Strachan, Bogle and Kasich are each independent directors who are not, and have never been, officers or employees of Instinet or any of its affiliates. Mr. Strachan is also an independent director of Reuters Group PLC, which owns approximately 62.6% of our outstanding shares. The Compensation Committee met nine times during 2002.

     Effective January 1, 2003, Glenn Hutchins was appointed as Chairman of the Committee, with each of Messrs. Strachan, Bogle and Kasich continuing as Committee members. Mr. Hutchins is a founder and principal of Silver Lake Partners, which owns approximately 3% of our outstanding shares.

     The Compensation Committee is directly responsible to the Board, and through it to the stockholders, for developing and administering the compensation program for officers and key employees of Instinet.

THE ROLE AND RESPONSIBILITIES OF THE COMMITTEE

     The Committee's charter obligates it to review and approve the salaries and other compensation arrangements for the Chief Executive Officer ("CEO") and the senior executives reporting directly to the CEO. In addition, the Committee administers the Instinet 2000 Stock Option Plan and Annual Bonus Plan, and has oversight over other broad-based incentive or remuneration plans. We set the executive compensation philosophy and strategy for Instinet and select the peer companies against which the competitiveness of our compensation and relative performance is compared.

     The Committee reserves for itself authority to approve individual base salaries, annual incentive bonuses and stock option/restricted stock grants for senior vice presidents (or equivalents) and above, and other payments or grants above certain specified levels. We delegate to the CEO authority and discretion to administer compensation below senior vice presidents, subject to annual summary reports to the Committee.

     Our CEO's performance is evaluated annually by the Board in executive session, with the results reviewed with the CEO. The Committee has the authority, if appropriate or desirable, to receive support from an independent executive compensation consulting firm or other professionals who would be responsible to us on matters of executive compensation.

COMPENSATION PHILOSOPHY AND STRATEGY

     Instinet's objective is to provide a total compensation program, which is competitively attractive in our marketplace and tied to firm and individual performance. We compete with others for talented employees, and are seen within the electronic brokerage industry by our newer competitors as a prime source of talented employees. Compensation is an important element in our ability to attract and retain the executives and employees we need to accomplish our goals. Equally important, we strive for fairness in compensation administration, both internally and in our external comparisons.

     Overall, the same principles that govern the compensation of all our employees apply to our executives. Within this framework, the Committee believes:

     - A significant portion of executives' compensation should be tied to our goal of consistent earnings growth;

     - Executives should have a greater portion of total compensation at risk than other Instinet employees; and

     - Over time, the interests of executives should be linked with those of stockholders through the risks and rewards of Instinet stock ownership.

     Specifically, our strategy for executive compensation is to have base salaries that reflect competitive levels in the marketplace for positions of similar responsibility and scope, annual incentives that provide an upside opportunity when the Corporation's goals are met, and longer-term incentives in the form of stock options and/or restricted stock to align the interests of our key executives and employees with our stockholders and to reward them for increasing our share price.

     At the top management level, we compare our total compensation opportunities (salaries, annual bonuses and stock options) with a carefully selected group of publicly held peer companies, including those in the electronic brokerage industry. These overlap with but are more selective than the 57 companies that currently comprise the SNL All Broker/Dealers Index shown on our stock performance graph on page 28.

     Instinet's policy is to maximize wherever possible the tax deductibility of executive compensation pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, by using performance-based incentives, including stock options, but we reserve the flexibility to pay compensation that may not be deductible if we believe it is in the interests of the Corporation and its shareholders.

PROGRAM ELEMENTS AND 2002 RESULTS

     The building blocks of total compensation at Instinet are base salaries, annual incentive bonuses, and annual grants of Instinet stock options and restricted stock. To date, we have only used restricted stock selectively to aid in recruiting and retaining talented employees critical to our future.

  BASE SALARIES

     Base salaries reflect market considerations, the relative importance and internal value of the position, and the individual's experience and contribution to performance. We assess individual performance annually but adjust salaries less frequently, as is the practice in the financial services industry. Mr. Atkin and Mr. Nienstedt, each of whom was our CEO during part of 2002, had base salaries during that period at the rate of $500,000 per annum. Mr. Nicoll, who became our CEO in September 2002, is paid an annual base salary of $600,000.

  ANNUAL INCENTIVES

     Our Annual Bonus Plan covers all employees from top to bottom, except for sales and trading positions (which are covered by a revenue-based or commission plan) and certain specialized affiliates. It is a goal-driven plan based on Corporation-wide profit performance in relation to budget goals, which the Board approves at the start of each year. Historically, we have also approved a target bonus pool and a formula for adjusting the target pool for actual performance in relation to the agreed goals. Bonuses may be paid in cash, RSUs or options.

     For the first half of 2002, we identified four strategic goals, which we had determined to use to assess overall Corporation performance, in addition to its profit performance. For the first half of 2002, these strategic goals were to: (1) increase market share, (2) reduce our cost base and headcount, (3) develop innovative new functionality and roll out new products, and (4) resolve the future of our Fixed Income initiative. For the Second Half of 2002, we established specific earnings per share ("EPS") targets, which if met would have resulted in payout of specific percentages of the target bonus pool. For the CEO and his direct executive reports, we assigned individual target awards at the start of the year, with the expectation that we would then adjust those awards based on the overall Corporation performance factor considering both profit and strategic performance. Actual awards were then determined based on evaluations of individual performance against individual objectives as recommended by the CEO and approved by the Committee. The CEO's award was determined independently by the Committee and recommended to the full Board for approval.

     Because of declines in market volume, intense pricing pressures, regulatory changes and new competitors, we were well behind our EPS goals.

     Bonus amounts paid to Mr. Atkin for 2002 were not based on performance, but were the result of contractual commitments by the Corporation in his severance agreement, which is further discussed in the "Employment Contracts and Separation Agreements" section of this Proxy Statement. Mr. Nienstedt, who served as Acting CEO from April through September 2002, was awarded a cash bonus of $800,000 for 2002, which (when valued together with an earlier option award granted as part of the bonus program) amounted to approximately 50% of the target bonus that had been established for him when he accepted the role. Mr. Nienstedt was compensated at this level in recognition of his role in the Corporation's restructuring and in its merger with Island Holding Company, Inc., the parent of The Island ECN.

     In September 2002, we completed our historic merger with Island. Upon the closing of the merger, the Corporation had a new CEO, Mr. Nicoll, with several new senior managers who reported directly to him. In the wake of the merger, different strategic goals were established for the combined entity: (1) the formation of a new management team and managing committee structure, (2) the implementation of a cost containment and headcount reduction initiative, (3) the establishment of an integration team with a specific plan to integrate Instinet and Island, and (4) the Instinet customer outreach and retention program.

     For that stub period of 2002, we evaluated the performance of Mr. Nicoll on the basis of the degree to which these four post-merger strategic goals were met, and awarded him a cash bonus of $425,000 plus approximately $140,000 of RSUs. This award represented 100% of his target bonus, pro rated to reflect his tenure with the Corporation for only a portion of 2002. (Mr. Nicoll received an additional $375,000 cash bonus attributable to his performance as Chairman of Island Holding Company, Inc. for the portion of 2002 that preceded the merger with Instinet.)

     In light of the Corporation's disappointing results in 2002, Corporation-wide bonus payments were reduced from $62.4 million for 2001 to $24.0 million for 2002, and Corporation-wide commission payments were reduced from $70.5 million in 2001 to $48.0 million in 2002. The figures in this paragraph are on a pro forma basis and include Island employees, but exclude contractors, consultants and severance expense.

  INSTINET 2000 STOCK OPTION PLAN

     Our long-term incentives are stock options granted under the Instinet 2000 Stock Option Plan. Options are granted annually, typically in March, have exercise prices equal to 100% of fair market value at grant, vest serially over four years, and have maximum option terms of seven years from grant.

     Management recommended, and we concurred, that the regular grants originally scheduled for March 2002 should be accelerated to May 2001, the date of the first day of trading of our common stock on Nasdaq and granted at the IPO price ($14.50) to provide additional equity-based incentives to the executives and staff of our newly public company. Thus, we did not make our regular annual option grants in 2002.

     We did, however, make a special, broad-based options grant to all employees in May 2002. This special options grant, which entailed 100% vesting at the time 2002 bonuses would otherwise be paid in February 2003, came on the heels of a significant downsizing at the Corporation, and was designed to align more closely the rewards of the remaining employees with the performance of the Corporation's stock. Moreover, for Senior Vice Presidents and above, plus certain highly-paid revenue producers, this May 2002 option grant was designed as the first installment on their 2002 annual bonus and was an offset against their cash bonuses to be made for the year.

     Additionally, we made a special retention option grant to our CEO, Mr. Nicoll, in September 2002 upon the closing of the merger. This grant of 575,000 options, along with the grant amounts for other top executive officers, is shown on the Summary Compensation Table on page 20.

     We strive to limit yearly option grants to about 3.6% of our outstanding shares, exclusive of add-backs because of forfeitures and cancellations. In approving individual grants, we consider market competitiveness, organizational positions, individual performance, and share availability.

CLOSING COMMENTS

     The Committee believes that the caliber and motivation of Instinet's employees and the quality of their leadership make a significant difference in the long-term performance of the Corporation. The Committee further believes that compensation should vary with the Corporation's financial performance so that executives are well rewarded when performance meets or exceeds goals established by the Committee, with commensurate downside risk when performance falls below our goals.

     The members of the Compensation Committee have furnished this report on behalf of the Board of Directors.

Glenn H. Hutchins, Chairman
Ian Strachan
John C. Bogle
John Kasich

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain summary information for the fiscal years ending December 31, 2000, December 31, 2001 and December 31, 2002, concerning the compensation awarded to, earned by or paid to (i) the three individuals who served as our Chief Executive Officer at any point during 2002, and (ii) our four most highly compensated executive officers (one of whom also served for a period as our Chief Executive Officer) who were serving as executive officers as of December 31, 2002 (we refer to these officers as the "named executive officers").

                         I.  SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                               -------------------------------------
                                                                                        AWARDS              PAYOUTS
                                              ANNUAL COMPENSATION              -------------------------   ---------
                                    ----------------------------------------                  SECURITIES
                                                                OTHER ANNUAL    RESTRICTED    UNDERLYING     LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION                                     COMPENSATION   STOCK AWARDS    OPTIONS      PAYOUTS    COMPENSATION
AT DECEMBER 31, 2002         YEAR   SALARY ($)   BONUS ($)(1)      ($)(2)         ($)(3)         (#)        ($)(9)        ($)(4)
---------------------------  ----   ----------   ------------   ------------   ------------   ----------   ---------   ------------
Edward J. Nicoll(5)........  2002    150,000        425,000           -0-        139,726       575,000                    12,188
Chief Executive Officer      2001
                             2000
Mark D. Nienstedt(6).......  2002    456,154        800,000           -0-            -0-       242,857       783,216      16,250
President                    2001    350,000        724,000           -0-         80,000       315,313                    28,438
                             2000    320,000        826,000           -0-            -0-       172,546                    26,000
Douglas M. Atkin(7)........  2002    166,667        492,918        22,460            -0-        94,000     1,305,360     671,785
(formerly President and      2001    500,000      1,150,000        67,380        250,000       740,627                    40,625
Chief Executive Officer)     2000    500,000      1,475,000        67,380            -0-       516,605                    40,625
Jean-Marc Bouhelier........  2002    350,000      1,000,000        83,800            -0-       375,000                     9,592
Executive Vice President     2001    350,000      1,000,000        92,600        100,000       253,321                     9,592
Chief Operating Officer      2000    189,000      1,533,500       200,000            -0-        41,328                     5,540
Andre F.H. Villeneuve(8)...  2002    600,000        396,000       703,755            -0-       133,286                       -0-
Chairman                     2001    600,000        375,000       486,952         33,000       245,151                       -0-
                             2000    575,000        489,000       451,952            -0-       172,546                       -0-
Paul A. Merolla............  2002    300,000        350,000           -0-            -0-       135,714       206,580      16,250
Executive Vice President     2001    300,000        640,000           -0-            -0-       126,660                    24,375
General Counsel              2000    259,615        950,000           -0-            -0-        46,494                    21,094

---------------

(1) The amounts include annual bonuses earned in 2000, 2001 and 2002, and paid in 2001, 2002 and 2003, respectively.

(2) The amounts disclosed in this column include our payments to

     a. Mr. Atkin as follows: in both 2000 and 2001, car allowance of $67,380, and in 2002, car allowance of $22,460;

     b. Mr. Bouhelier as follows: (i) in September 2000, a sign-on bonus of $200,000, (ii) in 2001, housing allowance of $79,700 and school tuition allowance of $12,900, and (iii) in 2002, housing allowance of $83,800;

     c. Mr. Villeneuve as follows: (i) in 2000, foreign service supplement of $200,000, housing allowance of $240,000 and car allowance of $11,952,
        (ii) in 2001, foreign service supplement of $200,000, housing allowance of $275,000 and car allowance of $11,952, and (iii) in 2002, foreign service supplement of $200,000, housing allowance of $491,803 and car allowance of $11,952.

(3) Pursuant to the terms of his employment agreement with the Corporation, Mr. Nicoll elected to receive 50% of his minimum 2002 bonus for the post-closing period, or approximately $139,726, in the

    Corporation's shares. The actual number of shares awarded was determined by first deducting aggregate income and employment taxes from the above amount, and then dividing the remainder by the closing price of the Corporation's shares on September 23, 2002, as specified in the agreement. This award was contingent on Mr. Nicoll's continued employment through December 31, 2002. Mr. Nicoll has now fully vested in those shares.

     Messrs. Nienstedt, Atkin, Bouhelier and Villenueve each received the indicated portion of their 2001 bonus under the Annual Bonus Plan in restricted stock units (RSUs) granted on February 15, 2002, with the number of RSUs determined by dividing the above dollar amount by the closing price of the Corporation's shares on the previous day of $7.59 per share. These RSUs vested into actual Instinet shares on the first anniversary date of the grant of the RSUs, and after deducting income and employment taxes, were delivered out to the recipients. RSUs in the amounts of 4,250 (Nienstedt), 13,281 (Atkin), 5,312 (Bouhelier) and 1,753 (Villeneuve) were issued on October 7, 2002, pursuant to their respective RSU Agreements, dated as of March 20, 2002, to preserve the value of their original RSUs in light of the $1.00 per share special cash dividend paid by the Corporation on October 3, 2002 to all shareholders of record on September 19, 2002. As of December 31, 2002, the value of aggregate RSU holdings of Messrs. Nicoll, Nienstedt, Atkin, Bouhelier and Villeneuve was $109,489 (25,884 shares), $62,562 (14,790 shares), $195,506 (46,219 shares), $78,200 (18,487 shares) and $25,807 (6,101 shares), respectively, based on the closing price of the Corporation's shares on such date. The officers do not have rights to dividends with respect to the RSUs.

(4) The amounts disclosed in this column include (i) our contributions in 2000, 2001 and 2002 under the Reuters Retirement Plan, a 401(k) plan, and under the Reuters non-qualified supplemental retirement plan (which makes up for our matching contributions which are not permitted under the Reuters Retirement Plan as a result of tax code limitations) with respect to Messrs. Nicoll, Nienstedt, Atkin and Merolla; and (ii) our contributions in 2000, 2001 and 2002 under the Reuters U.K. Retirement Plan, a United Kingdom defined contribution plan, for Mr. Bouhelier, and (iii) $325,000 and $333,333 paid to Mr. Atkin as an ex gratia payment and as severance during 2002, respectively, pursuant to his Settlement, Release, Covenant Not To Sue, Waiver and Non-Disclosure Agreement.

(5) As Mr. Nicoll became an officer and director of Instinet on September 20, 2002, his 2002 compensation is for the period of September 20, 2002 through December 31, 2002.

(6) From April 9, 2002 through September 20, 2002, Mr. Nienstedt also served as Acting Chief Executive Officer. Mr. Nienstedt resigned from the position of President on February 10, 2003, but continues to serve as a director and officer of the Corporation.

(7) On April 9, 2002, Mr. Atkin resigned as director, President and Chief Executive Officer of the Corporation.

(8) On December 31, 2002, Mr. Villeneuve retired as Chairman of the Corporation.

(9) The amounts disclosed in this column include payouts pursuant to awards granted in 1999 under the SUPER (EPU) Plan for the Fixed Income Group and the Instinet Equity SUPER Plan. No awards have been made under such plans since 1999 and such plans have been terminated.

                   II.  OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth information regarding grants of options to purchase our securities to the named executive officers in 2002.

                                                           Individual Grants
                                                           -----------------
                                       PERCENTAGE                                  POTENTIAL REALIZABLE VALUE
                          NUMBER OF     OF TOTAL                                    AT ASSUMED ANNUAL RATES
                          SECURITIES    OPTIONS                                   OF SHARE PRICE APPRECIATION
                          UNDERLYING   GRANTED TO                                      FOR OPTION TERM(5)
                            OPTION     EMPLOYEES    EXERCISE PRICE   EXPIRATION   ----------------------------
NAME                      GRANTED(1)    IN 2002       ($/SHARE)         DATE        5%($)            10%($)
----                      ----------   ----------   --------------   ----------   ----------      ------------
Edward J. Nicoll........   575,000        6.69%         3.29(2)       09/20/09     770,132         1,794,736
Mark D. Nienstedt.......   117,857        1.37%         6.00(3)       05/01/09     287,878           670,878
                           125,000        1.46%         6.53(4)       05/23/09     332,296           774,390
Douglas M. Atkin(6).....    94,000        1.09%         6.00(3)       05/01/09     229,605           535,076
Jean-Marc Bouhelier.....   300,000        3.49%         6.00(3)       05/01/09     732,781         1,707,691
                            75,000        0.87%         6.53(4)       05/23/09     199,377           464,634
Andre F.H.
  Villeneuve(7).........    58,286        0.67%         6.00(3)       05/01/09     142,370           331,782
                            75,000        0.87%         6.53(4)       05/23/09     199,377           464,634
Paul A. Merolla.........    85,714        0.99%         6.00(3)       05/01/09     209,365           487,910
                            75,000        0.87%         6.00(3)       05/01/09     183,195           426,923

---------------

(1) All grants were nonqualified stock options. The options were granted under the Instinet 2000 Stock Option Plan and have a seven-year maximum term. Under the applicable option agreements, if a named executive officer's employment is terminated without cause (as defined in the option plan) or the officer terminates his employment for good reason (as defined in the option plan) within two years following a change in control (as defined in the option plan), that named executive officer's options that were scheduled to vest by the two-year anniversary of that change in control will continue to vest until that second anniversary (as if that participant has remained employed) and will remain outstanding until the 30th day following that anniversary or the end of their original term, whichever occurs first. Upon a termination of a named executive officer's employment for cause, the committee may require the named executive officer to return any positive spread between the exercise price and the fair market value of the underlying securities as of the date of exercise that the named executive officer realized on or after the date that is one year prior to that termination. The option plan also provides that, if a named executive officer's employment is terminated and that officer is entitled to severance payments from the Corporation or its affiliates, and in connection therewith executes a valid release and waiver of the Corporation, then that officer's options will continue to vest during the applicable severance period (as if the participant has remained employed) and will remain outstanding until the 30th day following the end of the severance period or the end of their original term, whichever occurs first. Pursuant to the applicable option agreements, each named executive officer is subject to non-competition and non-solicitation provisions that, if violated, would permit the committee to require the named executive officer to return any positive spread between the exercise price and the fair market value of the underlying securities as of the date of exercise that the named executive officer realized on or after the date that is one year prior to that violation.

(2) Each option has an exercise price per share equal to the value of our securities on September 23, 2002, as reported by The Nasdaq Stock Market as its closing selling price, regular way. Options will vest with respect to one-quarter on the eighteen month anniversary of the date of the closing of the merger with Island, and the remaining three-quarters vest at a rate of 1/36 per month.

(3) Each option has an exercise price per share equal to the value of our securities on April 30, 2002, as reported by The Nasdaq Stock Market as its closing selling price, regular way, and adjusted pursuant to the option plan for our special dividend of $1.00 paid to all shareholders of record on September 19, 2002. All options will fully vest on February 28, 2003, except for Mr. Merolla's second grant on that date of options covering 75,000 shares, which will vest with respect to one-quarter on May 1, 2003, and the remaining three-quarters vest at a rate of 1/36 per month.

(4) Each option has an exercise price per share equal to the value of our securities on May 22, 2002, as reported by The Nasdaq Stock Market as its closing selling price, regular way, and adjusted pursuant to the option plan for our special dividend of $1.00 paid to all shareholders of record on September 19, 2002. Options will vest with respect to one-quarter on May 23, 2003, and the remaining three-quarters vest at a rate of 1/36 per month.

(5) The 5% and 10% rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of our securities.

(6) On April 9, 2002, Mr. Atkin resigned as director, President and Chief Executive Officer of the Corporation.

(7) On December 31, 2002, Mr. Villeneuve retired from his position as Chairman of the Board of the Corporation.

III.  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

     The following table sets forth information regarding the exercise of options on our securities by the named executive officers in 2002 and, on an aggregate basis, information with respect to the value of unexercised options held by these executive officers on December 31, 2002, and the value of unexercised in-the-money options, that is, options that had a positive spread between the exercise price and the fair market value of our common stock, as of December 31, 2002.

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                 SECURITIES               OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                  ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                             ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   --------   -----------   -------------   -----------   -------------
Edward J. Nicoll...............       0           $0              0        640,244          $0          $540,500
Mark D. Nienstedt..............       0            0        253,889        476,827           0                 0
Douglas M. Atkin(2)............       0            0        662,081        689,151           0                 0
Jean-Marc Bouhelier............       0            0        129,519        540,130           0                 0
Andre F.H. Villeneuve(3).......       0            0        221,021        329,962           0                 0
Paul A. Merolla................       0            0         85,203        248,665           0                 0

---------------

(1) The year-end value is based on the value of our securities at the market close as of December 31, 2002, of $4.23 per share, as reported by The Nasdaq Stock Market, Inc.

(2) On April 9, 2002, Mr. Atkin resigned as director, President and Chief Executive Officer of the Corporation.

(3) On December 31, 2002, Mr. Villeneuve retired from his position as Chairman of the Board of the Corporation.

AGGREGATE REUTERS GROUP PLC OPTION EXERCISES AND OPTION VALUES IN 2002

     Prior to 2000, Mr. Nienstedt and Mr. Villeneuve (but none of the other named executive officers) were granted options to purchase ordinary shares of Reuters Group PLC pursuant to Reuters Plan 2000. The following table sets forth information regarding the exercise of options on Reuters Group PLC ordinary shares by these two executive officers in 2002 and, on an aggregate basis, information with respect to the value (if any) of unexercised options held by the named executive officers at the end of 2002 and the value (if any) of unexercised in-the-money options (that is, options that had a positive spread between the exercise price and the fair market value of the ordinary shares of Reuters Group PLC, as of December 31, 2002). Neither of these executive officers will be granted any additional options under any Reuters plan.

                                                          NUMBER OF SECURITIES
                                                           (ORDINARY SHARES)               VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                            SECURITIES                 OPTIONS AT FISCAL YEAR-END           AT FISCAL YEAR-END
                             ACQUIRED      VALUE     ------------------------------   ------------------------------
NAME                        ON EXERCISE   REALIZED   EXERCISABLE(1)   UNEXERCISABLE   EXERCISABLE(2)   UNEXERCISABLE
----                        -----------   --------   --------------   -------------   --------------   -------------
Mark D. Nienstedt.........       0           0           2,000              0                  0             0
Andre F.H. Villeneuve.....       0           0           2,000              0                  0             0

---------------

(1) Each of the named executive officers above was granted options to purchase 2,000 ordinary shares of Reuters Group PLC under Reuters Plan 2000. Under the Reuters Plan 2000, options were granted on September 24, 1998, at an exercise price of GBP5.50 (or US $8.86, based on the exchange rate described in footnote (2) below). Participants may exercise their options during the four-year period commencing September 2001. Employees who exercise options and who are employed in the United States may elect to receive, or immediately convert their ordinary shares into, American Depositary Shares ("ADS") instead of ordinary shares. There is one ADS for every six ordinary shares.

(2) The year-end value is based on the closing price of ordinary shares of Reuters Group PLC on the London Stock Exchange as of December 31, 2002 (GBP 1.78). This value was converted into U.S. dollars (US $2.87) using a reported exchange rate of 1GBP=US$1.61 on December 31, 2002.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2002, regarding shares that may be issued under our existing compensation plans:

                                                                                     NUMBER OF SECURITIES
                                     NUMBER OF SECURITIES                           REMAINING AVAILABLE FOR
                                      TO BE ISSUED UPON       WEIGHTED-AVERAGE       FUTURE ISSUANCE UNDER
                                         EXERCISE OF         EXERCISE PRICE OF     EQUITY COMPENSATION PLANS
                                     OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,     (EXCLUDING SECURITIES
PLAN CATEGORY                        WARRANTS AND RIGHTS    WARRANTS AND RIGHTS    REFLECTED IN COLUMN (A))
-------------                        --------------------   --------------------   -------------------------
                                             (A)                    (B)                       (C)
Equity Compensation Plans Approved
  By Security Holders(1)...........              N/A                  N/A                        N/A
Equity Compensation Plans Not
  Approved By Security
  Holders(2).......................       22,842,652(3)            $11.76(3)(4)           11,343,328
  Total............................       22,842,652                                      11,343,328(5)

---------------

(1) We have had not had any equity compensation plan submitted to the Corporation's shareholders for approval since our initial public offering in May 2001.

(2) The equity compensation plans, under which our equity securities may be issued are the Instinet 2000 Stock Option Plan, the Annual Bonus Plan and our compensation arrangements with Mr. Strachan.

(3) These numbers do not include options to purchase 1,131,515 shares, at a weighted average exercise price of $2.23, granted under The Island Holding Company, Inc. 2001 Stock Incentive Plan, which were assumed in connection with our acquisition thereof. No additional options may be granted under this plan.

(4) The exercise prices for all options granted prior to September 20, 2002 under the Instinet 2000 Stock Option Plan were adjusted pursuant to the terms of such plan to account for our special dividend of $1.00 per share declared to all shareholders of record on September 19, 2002 and paid on October 3, 2002.

(5) This total includes securities remaining available for future issuance under the Instinet 2000 Stock Option Plan only.

     INSTINET 2000 STOCK OPTION PLAN

     The Instinet 2000 Stock Option Plan, as amended and restated as of March 2, 2001 (the "Instinet Stock Option Plan"), was adopted to provide an opportunity for security ownership to our full-time employees (and certain employees of Radianz who were previously our employees) and directors through the grant of non-qualified stock options. The number of securities available for grants of options under the option plan is 11,343,000 shares as of December 31, 2002. The option plan is administered by the board of directors or a committee thereof, which is authorized, among other things, to select the employees who will receive grants, determine the exercise price and vesting schedule of the options and amend or terminate the plan (except in certain cases where participant or shareholder approval is required). No participant may receive options to purchase more than 10% of the total number of securities available under the plan.

     Generally, options will vest with respect to one-quarter of the underlying securities on the first anniversary of the date of grant. The remaining three-quarters of the securities vest at a rate of 1/36 per month, so that options are 100% vested on the fourth anniversary of the date of grant. The term of an option cannot exceed ten years from the date of grant. Generally, if a participant's employment is terminated without cause (as defined in the option plan) within one year following a change in control (as defined in the option plan), that participant's options that are scheduled to vest by the one-year anniversary of that change in control will continue to vest until that first anniversary (as if that participant had remained employed) and will remain outstanding until the 30th day following that anniversary or the end of their original term, whichever occurs first. Upon a termination of employment due to the participant's death or long term disability (as defined in the option plan), the participant's outstanding options will fully vest and remain outstanding until the earlier of one year following the termination date or the end of their original term. Upon a termination of employment due to the participant's retirement with consent of the compensation committee, for options granted prior to March 2, 2001, all outstanding unvested options expire and all vested options will remain outstanding until the earlier of three years following the termination date or the expiration of their original term. Upon a termination of employment due to the participant's qualifying retirement (as defined in the option plan), for options granted on and after March 2, 2001, (i) all outstanding unvested options continue to vest until the third anniversary of the termination date, and (ii) outstanding options that vested as of the third anniversary of the termination date remain outstanding until, and expire upon, the earlier of the 30th day following such date or the expiration of their original term. If the participant's employment is terminated other than as described above, for options granted prior to March 2, 2001, each outstanding unvested option expires as of the termination date, and all outstanding vested options remain outstanding and expire on the earlier of the 60th day following the termination date or the expiration of their original term. If the participant's employment is terminated other than as described above, for options granted on and after March 2, 2001, (i) unvested options will continue to vest during the period the participant is receiving severance payments, provided the participant has executed a valid waiver and release of claims against the Corporation, and (ii) all vested options will remain outstanding until the earlier of the 30th day after severance payments cease, or the expiration of the option's original term. However, if a participant is not entitled to any severance payments, then all outstanding unvested options expire and all vested options will remain outstanding until the earlier of the 60th day following such termination or the end of their original term. All outstanding options immediately terminate upon a termination of employment for cause.

     INSTINET GROUP ANNUAL BONUS PLAN

     Under the Instinet Group Annual Bonus Plan, we establish an annual bonus pool for the entire Corporation, with each major business area sharing in the overall pool. Participants in the bonus plan are eligible to receive bonuses based on their contribution to the success of their particular business area and the Corporation as a whole. The pool available for bonuses generally is based on our pre-tax operating profit for the applicable bonus period. Once the overall bonus pool is calculated at the end of the year, the chief executive officer (CEO) and senior management evaluates the level of success of our major business areas and the CEO recommends bonus levels for such business areas to our board's compensation committee for approval. As of the beginning of the applicable fiscal year, target bonus amounts are determined with respect to each of our named executive officers. At the end of the year, each target bonus is adjusted, on a sliding scale, based on our pre-tax operating profit. The actual bonus amount paid to the named executive officers is based on the achievement of specific goals relating to our strategic initiatives, the named executive officer's business area and a subjective evaluation of the named executive officer's individual performance.

     Bonus awards, if any, are communicated and paid to participants, generally in cash but may be paid in stock or other non-cash compensation (as the Corporation may determine) following the year-end to which such bonus relates as part of our annual compensation review process, provided the participant is still employed by us on that payment date.

                 EMPLOYMENT CONTRACTS AND SEPARATION AGREEMENTS

     We have entered into employment agreements with each of Messrs. Nicoll, Nienstedt, Bouhelier and Merolla, and separation agreements with Messrs. Atkin and Villeneuve. The following are summaries of the material provisions of the employment and separation agreements, which are qualified in their entirety by reference to such agreements.

     Each of the employment agreements for Messrs. Nicoll, Bouhelier and Merolla provides for an employment term of three years with an automatic one-year extension unless (a) notice of our intention not to extend the employment term is provided by us to the executive at least six months prior to the end of the then-current term or (b) the executive's employment is terminated sooner under the employment agreement. The agreements provide for an annual base salary of $600,000, $350,000 and $300,000 for Messrs. Nicoll, Bouhelier and Merolla, respectively. In addition, subject to our compensation committee's review and approval, each executive is eligible to participate in the annual bonus program we maintain for our senior executives (which may provide awards in cash, restricted stock, options or other non-cash compensation) and the Instinet 2000 Stock Option Plan. Mr. Nicoll's agreement provides for a minimum 2002 bonus of 50% of $2 million, pro rated for the stub period of 2002 actually worked, and for a target bonus of $2 million for 2003, which amount shall be payable if the Compensation Committee determines that the Corporation has achieved 100% of the objectives established relating to integration of the businesses and financial performance. In addition, Mr. Nicoll was awarded a special retention grant of options to purchase 575,000 shares in connection with the Island merger and, subject to continued employment through the date the Corporation makes its annual grants in 2003, will be granted options to purchase 300,000 shares pursuant to our 2000 Stock Option Plan in 2003.

     With regard to the agreements for each of Messrs. Nicoll, Bouhelier and Merolla, in the event of a termination of an executive's employment by us without "cause" or by the executive for "good reason" (as each term is defined in the applicable employment agreement), we must pay the executive any accrued obligations and, subject to the execution of a release, (i) pay the executive's base salary following the termination for either two years (for Messrs. Bouhelier and Merolla) or eighteen months (for Mr. Nicoll), (ii) pay a pro rata portion of the executive's annual bonus for the year in which the termination occurs, (iii) pay an amount equal to 200% (for Messrs. Bouhelier and Merolla) or 150% (for Mr. Nicoll) of the executive's "average bonus" (i.e., the average of the annual bonuses to the executive for each of the prior three complete fiscal years, including amounts earned but foregone by the executive or, with respect to a termination of Mr. Nicoll's employment without cause or for good reason prior to January 1, 2004, the average bonus is $2 million) and (iv) provide continued medical and health insurance coverage for two years (for Messrs. Bouhelier and Merolla) or eighteen months (for Mr. Nicoll) following the executive's termination of employment, provided the executive makes all timely payments of premiums, contributions and other co-payments. If an executive's employment is terminated (x) as a result of his death or "disability" (as defined in the applicable employment agreement), (y) by us for cause, or (z) by the executive without good reason, we shall pay the executive any accrued obligations, and in the event of termination as a result of death or disability only, a pro rata portion of the annual bonus based on the number of days executive was employed by us during the applicable bonus period.

     Each of Messrs. Nicoll, Bouhelier and Merolla is subject to customary non-disclosure, non-competition and non-solicitation (of employees and customers) provisions during the period of the executive's employment with us and for a specified period thereafter.

     We have also entered into an employment agreement with Mr. Nienstedt, the term of which ends on February 28, 2005. The agreement provides for an annual base salary of $200,000 for calendar year 2003, and $120,000 thereafter. The agreement further provides for an annual incentive bonus of $200,000 payable in February 2004, and $120,000 payable in February 2005 provided that Mr. Nienstedt remains employed through the applicable payment date. Mr. Nienstedt is expected to devote up to 40% of his time to his duties with us in calendar year 2003 and up to 20% of his time after January 1, 2004. Subject to our Compensation Committee's review and approval, Mr. Nienstedt is also eligible to participate in the Instinet 2000 Stock Option Plan. In the event of a termination of Mr. Nienstedt's employment by us without "cause" or by Mr. Nienstedt for "good reason" (as each term is defined in the employment agreement), we must pay him any accrued obligations, and subject to the execution of a release, the remaining salary and incentive compensation due under the agreement and continued medical and dental coverage, as if he had remained employed throughout the remaining term. Mr. Nienstedt is subject to customary non-disclosure, non-competition and non-solicitation (of employees and customers) provisions during the period of his employment with us and during the severance period or six months following his termination of employment, whichever is later.

     In addition to his employment agreement, we also entered into a termination agreement with Mr. Nienstedt dated December 31, 2002, whereby, in exchange for the payments described herein, Mr. Nienstedt gave up his rights and privileges under an earlier employment agreement with us entered into in April 2001. Under the termination agreement, we agreed to pay Mr. Nienstedt $1,366,666 in February 2003 (which number is inclusive of his annual bonus of $800,000 for service during 2002, plus additional payments of $566,667 on each of the two following anniversaries in exchange for his release and discharge of Instinet from all liabilities and his waiver of any rights he may have against Instinet as of the date of the agreement, as well as Mr. Nienstedt's covenants of non-disclosure, non-competition and non-solicitation (of employees and customers) during the period he is receiving such payments.

     Mr. Atkin's employment with the Corporation terminated on May 1, 2002, but he continues to be compensated pursuant to his separation agreement with Instinet. The agreement provides that we pay Mr. Atkin his current base salary of $500,000 per annum through May 1, 2002 and will continue to pay him (i) health and dental coverage and severance at the rate of $500,000 per annum through May 1, 2004, (which at Mr. Atkin's request may be paid in a lump sum at any time), (ii) a pro rata bonus for 2002 of $492,918 in February 2003 plus the grant of 94,000 options, which vest on February 28, 2003, (iii) two equal payments of $1,375,000 each, the first such installment to be paid in February 2003 and the second such installment in May 2003, and (iv) a one-time ex gratia payment of $325,000 within ten days of the effectiveness of the agreement. Mr. Atkin's options continue to vest during the severance period and, to the extent not vested on May 1, 2004, the options vest in full and remain outstanding until June 1, 2005. His RSUs granted on February 15, 2002 will vest on February 15, 2003, provided that he complies with this agreement. Mr. Atkin's obligations under the agreement include non-disclosure, non-competition, non-solicitation (of employees and customers) and cooperation through May 1, 2003. Mr. Atkin also releases Instinet from all liabilities and waives any rights he may have against Instinet as of the date of the agreement.

     Mr. Villeneuve retired from the Corporation effective December 31, 2002, but he continues to be compensated pursuant to his separation agreement with us. The agreement provides that we will pay Mr. Villeneuve (i) severance at the rate of $600,000 per annum through November 30, 2004, (ii) a pro rata bonus of $396,000 in February 2003, and (iii) an additional payment of $861,120 in February 2003. Mr. Villeneuve's obligations under the agreement include non-disclosure, non-competition, non-solicitation (of employees and customers) and cooperation through the severance period. On a change in control, the payments described herein will be accelerated unless a successor assumes Instinet's obligations under this agreement. On February 15, 2003, Mr. Villeneuve's RSUs will vest and he will be entitled to certain relocation expenses. Mr. Villeneuve and Instinet have entered into mutual releases from liabilities as of the date of the agreement.

                            REUTERS RETIREMENT PLANS

     Mr. Villeneuve has a deferred pension entitlement under the Reuters Pension Fund and the Supplementary Pension Scheme (collectively, the "Reuters Retirement Funds"), both of which are established in the United Kingdom. While Mr. Villeneuve is working and paid from the United States, he is no longer an active and contributing member of the Reuters Retirement Funds, and Reuters therefore does not make retirement contributions to the funds on his behalf. Upon Mr. Villeneuve's return to the United Kingdom, his pension benefit will be calculated as if he had remained a participant in the Reuters Retirement Funds during his time worked in the United States. At his anticipated retirement age of 60, Mr. Villeneuve will be entitled to an annual benefit for the rest of his life that, in total, is equal to 66.6% of the highest basic annual salary paid to him for any consecutive 12-month period within the last five years before his retirement. This pension (approximately $400,000 annually) includes any benefit he has accumulated in respect of employer contributions to the Reuters 401(k) retirement plan.

     Under the Reuters Pension Fund, active participants contribute 6% of their salary to the fund, and Reuters makes a contribution of 10.025% of the total annual base salaries of all participants that contribute to the fund. The Supplementary Pension Scheme provides fixed benefits that are financed by contributions from Reuters; active participants are not required to make contributions. All contributions are invested by the trustees of the Reuters Retirement Funds. Contributions to the Reuters Retirement Funds by both Reuters and the participant cease upon a termination of that participant's employment.

                               PERFORMANCE GRAPH

     The following graph presents the cumulative total shareowner return for the period beginning at our initial public offering and ending December 31, 2002 for the Corporation's Common Stock, as compared to the SNL All Broker/Dealers Index and to the Nasdaq Composite Index. The figures on the graph assume an initial investment of $100 at the closing price on May 18, 2001.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
          SINCE MAY 18, 2001 (IPO) AMONG INSTINET GROUP INCORPORATED,
            NASDAQ COMPOSITE INDEX AND SNL ALL BROKERS/DEALERS INDEX

                                    [CHART]

                                             CUMULATIVE TOTAL RETURN
                                  ----------------------------------------------
                                  5/18/01           12/31/01            12/31/02
INET (CLOSING PRICE)............   $100.00           $56.90              $31.70
NASDAQ COMPOSITE INDEX..........   $100.00           $88.70              $60.70
SNL ALL BROKERS/DEALERS INDEX...   $100.00           $85.40              $63.60

Note: Assumes an initial investment of $100 on May 18, 2001. Total return includes reinvestment of dividends only for Instinet Group and SNL Index; the Nasdaq Composite Index does not reflect cash dividends.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Our directors and executive officers file reports with the Securities and Exchange Commission and the Nasdaq Stock Market indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. The Corporation coordinates with these individuals to file these reports based on information furnished by them, and we retain copies of all such reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of all such reports and written representations from the individuals required to file the reports. Based solely upon our review of copies of the reports and these written representations, the Corporation believes that during the fiscal year ended December 31, 2002, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with in a timely manner, with certain exceptions described below.

     On October 7, 2002, the Corporation granted 1,753, 2,872, 4,250 and 5,312 RSUs to Messrs. Villeneuve, Strachan, Nienstedt and Bouhelier, respectively, as adjustments to the initial RSU awards made to each and reported in February 2002. These adjusting grants were made to all RSU holders pursuant to their RSU agreements in light of the special dividend of $1.00 per share that the Corporation declared to all shareholders of record on September 19, 2002 and paid on October 3, 2002. Although these adjusting RSU grants were made in October 2002, the reports to disclose such adjusting RSU grants were inadvertently not filed until February 2003.

     On December 3, 2002, the Corporation granted option awards under the Instinet 2000 Stock Option Plan to certain new executive officers recently appointed by the Board of Directors of the Corporation, namely, Messrs. Fay, Goldman, Goor and Sterling. The reports to disclose such option awards were inadvertently not filed until February 2003.

     On December 13, 2002, the 178,492 stock appreciation rights ("SARs") granted by Datek Online Holdings Corp. to Mr. Nicoll with reference to the Corporation's Common Stock were terminated by Ameritrade Holding Corporation, as successor to Datek, upon the payment to Mr. Nicoll of cash in an amount equal to the excess of the fair market value of the shares of Common Stock covered by such SARs over the aggregate exercise price for the shares covered. The report to disclose such disposition was inadvertently not filed until March 2003.

                         CERTAIN BUSINESS RELATIONSHIPS

     We are party to a number of agreements with Reuters which currently owns approximately 62.6% of our outstanding common stock. Also, in connection with our acquisition of Island, we entered into agreements with Reuters, the former principal Island stockholders (TA Associates, Inc., Bain Capital, Inc., and Silver Lake Partners L.P.) and Mr. Nicoll. We have provided below a description of the material terms of each agreement.

REUTERS AGREEMENTS

  AGREEMENTS WITH BRIDGE TRADING

     Agreement Providing for Participation in Reuters' Institutional Order Entry System

     On September 19, 2002, we entered into the Bridge Trading Company Transaction System Agreement with Bridge Trading, a wholly owned broker-dealer subsidiary of Reuters, to participate in the Reuters institutional order entry
(IOE) network. This connectivity gives our customers the ability to submit orders to Instinet through the IOE network. Under this agreement, we pay standard commercial rates for orders we receive through IOE. This agreement expires on November 25, 2003 but is renewable for additional one-year terms unless either party gives 90 days notice prior to the expiration of the then-current term. If we terminate this agreement except as provided for in the agreement, Bridge is entitled to recover an amount equal to 75% of the fees that it would have been due from the date of termination or cancellation until the date when we could have terminated the agreement. Under a separate agreement executed on September 19, 2002, Reuters has made enhancements to the IOE interface that allow Instinet customers to access our proprietary trading functionality. The agreement has an initial term of one year, automatically renews for one-year terms and is subject to termination by either party on a change of control of Instinet, including if Reuters ceases to own a majority of Instinet's voting stock.

     Other Bridge Trading Agreements

     We have entered into a commission sharing agreement with Bridge Trading, under which we have agreed to open accounts for some institutional clients that Bridge Trading introduces to us. We have agreed to rebate Bridge Trading portions of the commissions these customers pay at a commercially reasonable rate. This agreement is terminable at will by either party.

     We also expect to enter into an agreement with Bridge Trading that allows us to deliver indications of trading interest and advertise trades to our customers and potential customers through Reuter's Triad system, which is an integrated financial transaction-processing platform that supports the FIX protocol. We expect to pay standard commercial rates for indications of interest and advertised trades we deliver through the Triad system. We anticipate that the agreement's initial term will run through February 2004, and will automatically renew for one-year terms thereafter.

NEWPORT MARKET CONTENT SERVICES AGREEMENT

     We have entered into an agreement with Reuters to adapt our new NEWPORT(SM) (patent pending) program trading application for passive and quantitative fund managers to allow Instinet customers to use it to submit trades through IOE. We also entered an exclusive arrangement whereby Reuters has agreed to provide market data to our customers who use NEWPORT(SM) for its various functions that require real-time market information and standard commercial rates will be paid for the provision of this data. This agreement is for an initial term of 24 months from the effective date of September 19, 2002, will automatically renew on a yearly basis, and is subject to termination by either party on a change of control of Instinet, including Reuters ceasing to own a majority of our voting stock, or in the event that either party commits a material breach of the agreement.

PREFERRED SOFT-DOLLAR ARRANGEMENT

     We have entered into an agreement with Reuters that establishes a preferred commercial and soft-dollar arrangement for our customers that purchase Reuters products and services. Institutional investors often allocate a portion of their gross brokerage transaction fees -- commonly referred to as soft-dollar credits -- for the purchase of proprietary and independent third-party research products as well as other brokerage services. Under this agreement, some of our customers are able to obtain some Reuters products and services on a preferential soft-dollar basis. This is available to customers who are increasing their level of business with Instinet, Reuters or both. Reuters has also agreed to compensate our sales personnel for new sales of Reuters products and services, and we have agreed to pay Reuters an annual fee for various administrative and marketing services related to training of our personnel. This agreement is for an initial term of 24 months from the effective date of September 19, 2002, will automatically renew annually, and is subject to termination by either party on a change of control of Instinet, including Reuters ceasing to own a majority of our voting stock, or in the event that either party commits a material breach of the agreement.

PATENT LICENSING AGREEMENT

     We have entered into a patent license agreement with Reuters under which Reuters grants us a patent license permitting us to make, use and sell products that include a system with functionality that identifies counterparties to a transaction and enables communication between the counterparties to negotiate the terms of the transaction. This license is for the life of the patent, although it may be terminated under customary conditions. In addition, Reuters has the right to terminate in the event that we use the patent to create products that compete with any Reuters product. Reuters also has the right to terminate the license generally if Reuters ceases to own a majority of our voting stock. If Reuters exercises this right to terminate, we will retain some rights to the patent for products existing on or before the date of such termination. We have also agreed that if we obtain a patent for a system with substantially similar functionality, we would grant Reuters a license to that patent on terms no worse than the terms of this license.

REUTERS GLOBAL SOLUTIONS AGREEMENT

     On March 14, 2003, we entered into a global solutions agreement with Reuters Limited which enables Instinet to license software from Reuters, usually on a one-time fee basis, on a worldwide basis. Reuters has also agreed to provide software support for the licensed products. This agreement is indefinite with no renewal provisions and will continue until terminated. This agreement is subject to termination in the event that either party commits a material breach of the agreement. This agreement is governed by English law.

AGREEMENT GRANTING REUTERS A LICENSE FOR TECHNOLOGY RELATED TO OUR FIXED INCOME BUSINESS

     We have entered into a license agreement with Reuters under which we grant Reuters a royalty free, non-exclusive, non-assignable worldwide right and license to use some technology that is owned by or licensed to us and relates to our fixed income securities platform and to incorporate that technology into Reuters products and services, subject to certain restrictions and exceptions. This platform consists of a private global computer network, or intranet, linking private market participants around the world. This agreement has an indefinite term, although it will automatically terminate, subject to Reuters retention of some rights with respect to specified products and enhancements, once Reuters ceases to own more than 50% of our common stock. This license agreement prohibits Reuters from using the licensed technology to compete directly with certain parts of our existing and some future fixed income and equity securities businesses, but permits Reuters to compete with us in some fixed income and equity securities products.

AGREEMENT GOVERNING THE PROVISION OF REUTERS INFORMATION SERVICES TO US

     We have entered into the Reuters Global Agreement with Reuters under which Reuters provides us with certain information services and related hardware, software and support. The agreement has an indefinite term and is subject to termination by either party upon 24 months' written notice. Reuters provides us with these services on similar terms as its independent third-party customers. We have also entered into an Addendum to the Reuters Global Agreement under which Reuters has granted us the right to redistribute certain information both internally and to our customers. We may also use, modify and create derivative works from the data subject to the Addendum. This Addendum is subject to termination upon 180 days' notice by either party.

AGREEMENTS REGARDING THE PROVISION OF FINANCIAL INDUSTRY DATA

     We have entered into a Data Distribution Agreement with Reuters under which we granted Reuters a limited exclusive, non-transferable worldwide, royalty-free license to use, copy, market, distribute and create limited derivative works from certain of our proprietary equities securities data, and Reuters provides us certain branding, linking and attribution rights. In addition, we granted Reuters a non-exclusive, worldwide, royalty-free license to use, reproduce and display our trade and service marks in connection with the marketing of our data but solely as part of a Reuters product or service and the presentation of our data. In connection with our new initiatives with Reuters, Instinet and Reuters intend to work to expand the information available to include all customer limit orders submitted through our platform.

     We have agreed to offer any equity data that we provide to any third party that is not a customer of our trading and brokerage services to Reuters under the same terms and conditions as provided to that third party. Reuters has agreed not to distribute the data to certain of our competitors unless we have a signed agreement with that competitor and not to permit its subscribers to redistribute our data without our prior consent. We have agreed generally not to provide our data, or intentionally permit our subscribers to redistribute our data, to certain market data vendors other than Reuters without Reuters prior consent. We have formed a joint marketing policy committee with Reuters regarding the marketing of our data to third parties.

     In connection with the closing of our fixed income business in May 2002, we are in the process of terminating our Fixed Income Data Agreement with Reuters under which we license certain of our proprietary fixed income pricing data to Reuters.

TAX SHARING AGREEMENT

     For certain periods prior to our initial public offering, we were included in Reuters U.S. consolidated and combined returns for federal, state and local tax purposes. We are no longer a member of the Reuters consolidated group and certain combined groups and do not file combined returns with Reuters in any U.S. states. We have entered into a U.S. tax-sharing agreement with Reuters, under which Reuters generally has the sole and exclusive responsibility for the preparation and filing of Reuters consolidated and combined returns, and is also responsible for taking certain actions, including with respect to payment and audits, in connection with these returns. Our tax liability for Reuters consolidated and combined returns for periods during which we or our affiliates are included in these returns will be determined on the basis of pro forma consolidated and combined returns prepared in accordance with certain principles set forth in the tax-sharing agreement and will also reflect any audit adjustment to these amounts. We have agreed to cooperate in good faith with Reuters in the preparation of the pro forma returns and make reasonably available any documents, information or employees for that preparation. We will prepare and file all tax returns and pay all taxes due with respect to all tax returns required to be filed by us for all tax periods after we cease to be a member of the Reuters consolidated tax group and for state and local jurisdictions in which our return is not combined or consolidated with Reuters return. For as long as Reuters owns more than 50% of our common stock, Reuters has the right to review and approve our tax returns, and under certain circumstances we may be required to treat items on its tax returns as Reuters may direct.

     In the United Kingdom, prior to the Island merger on September 2, 2002, we were able to surrender tax losses to Reuters U.K. affiliates or receive tax losses from them. Certain actions by us also could impose a U.K. tax charge on Reuters. We have entered into a U.K. tax sharing agreement, which requires us to pay Reuters or Reuters to pay us for such losses received from Reuters or surrendered to Reuters. In addition, in the U.K. tax sharing agreement, we will indemnify Reuters for any tax charge imposed on Reuters as a result of our actions.

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CORPORATE SERVICES AGREEMENT

     In May 2001, we entered into a services agreement with Reuters under which we and Reuters agreed provide to each other various services. Under the automatic termination provisions of the agreement, certain of these services terminated in November 2002, however, we and Reuters will continue to have the option to provide to each other various services, including HMO and dental benefits, insurance, travel services, training, printing and publication services, options plan administration, payroll services, certain facilities in the United States, software, systems and network security consultancy, and the mutual use of lobbyists.

SUBLEASE WITH REUTERS FOR OUR CORPORATE HEADQUARTERS AT 3 TIMES SQUARE

     We have entered into an agreement with Reuters for our sublease of office space at 3 Times Square for our corporate headquarters. The term of the sublease is 20 years, with a one-time right of termination after 10 years.

AMENDED AND RESTATED CORPORATE AGREEMENT

     We have entered into an amended and restated corporate agreement with Reuters. Under this agreement, so long as Reuters beneficially owns at least 8,000,000 Instinet common shares, but less than 10% of our then-outstanding voting stock, Reuters will have the right to nominate one director to our board of directors.

     So long as Reuters beneficially owns at least 8,000,000 shares and 10% or more but less than a majority of our then-outstanding voting stock, Reuters will have the right to nominate a number of directors approximately equal to its percentage ownership multiplied by the total number of members of our board of directors. However, while Reuters beneficially owns at least 8,000,000 shares and 10% or more but less than a majority of our then-outstanding voting stock, Reuters may nominate at least one director but not 50% or more of our directors.

     As of the date on which Reuters ceases to beneficially own at least 8,000,000 shares of our then-outstanding voting stock, Reuters will not have the right to nominate any directors except that, if we grant any third party the right to nominate directors based on an ownership threshold of less than 10%, then Reuters will have director nomination rights that correspond with that threshold.

     At any time when Reuters beneficially owns at least 8,000,000 shares (or, if applicable, the lower threshold as applied to third parties) but less than a majority of our then-outstanding voting stock and Reuters has not nominated the full number of directors to which it is entitled, at the request of Reuters, we will use our commercially reasonable efforts to solicit stockholder approval to increase the number of authorized directors permitted under its certificate of incorporation and bylaws to allow Reuters to nominate the full number of directors to which it is entitled. So long as Reuters beneficially owns a majority of our then-outstanding voting stock, Reuters will have the right to nominate as many directors as it chooses, subject to our certificate of incorporation and bylaws, the Island stockholders agreement and applicable law. These director designation rights are transferable to a transferee of Reuters, subject to some restrictions.

     In addition, subject to applicable legal and regulatory requirements, Reuters will continue to have board committee representation rights based upon its percentage ownership of outstanding Instinet common shares.

     In addition, under the amended and restated corporate agreement, as long as Reuters beneficially owns at least 35% but less than a majority of our then-outstanding voting stock, we will be required to obtain its consent in order to consummate specified significant transactions, including equity issuances and acquisitions and sales or other dispositions of businesses, entities or assets that, in each case, exceed specified thresholds. As long as Reuters owns a majority of our then-outstanding voting stock, we will need Reuters consent to incur net indebtedness (indebtedness for borrowed money less cash on hand) in excess of an aggregate of $400 million, excluding any indebtedness incurred by Instinet in the ordinary course of its brokerage or similar businesses in connection with its clearing of securities trades or its obligations to securities exchanges or clearing systems.

     We have agreed not to take any action voluntarily that would reduce or could reasonably be expected to reduce Reuters ownership of our outstanding voting stock to less than 51% of our capital stock or our then-outstanding voting stock, or that would further dilute Reuters ownership during a period immediately

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

following a decrease in Reuters ownership below 51% of our then-outstanding voting stock, without Reuters consent. If we become aware of any event that has caused Reuters to own less than 51% of our capital stock or our then-outstanding voting stock, or which could reasonably be expected to cause a reduction in Reuters ownership of Instinet common stock to less than 53% of Instinet's capital stock or our then-outstanding voting stock, Instinet is required to notify Reuters and to disclose publicly all material information about any such event as soon as practicable so that Reuters may acquire additional shares of our stock in the public markets, subject to our limited right temporarily to defer such disclosure if it would be materially detrimental to us.

     So long as Reuters beneficially owns more than 30% of our then-outstanding voting stock, we have agreed not to seek to become registered as a national securities exchange, without Reuters prior consent, if such registration would materially affect Reuters ability to exercise its voting and other rights related to its ownership of Instinet common shares. If the SEC seeks to require us to register as a national securities exchange, we will take all commercially reasonable actions to mitigate the effect on Reuters rights, including implementing changes in our corporate structure and operations as appropriate, although it would not be required to take any action which would materially adversely affect any material part of its business or its consolidated financial condition or results of operations.

     In addition, we will provide Reuters with access to financial and other specified information and certain audit rights. We also may not take any action that would violate a stock exchange rule or similar requirement applicable to Reuters.

     We have agreed to effect, upon Reuters demand and subject to customary provisions, the registration under applicable federal and state securities laws of any common stock Reuters beneficially owns. At the time Reuters and its transferees (or subsequent transferees) each beneficially owns less than 20% of our then-outstanding voting stock, Reuters and its transferees (or subsequent transferees) together will be limited to three of these demand rights (plus unlimited rights to demand registration on Form S-3). Reuters and its transferees (or subsequent transferees) also have the right, subject to customary provisions and limitations, to include any shares of common stock it beneficially owns in any registration we effect for our own public offering of shares or on behalf of other stockholders having the right to request registration of their shares.

     However, we entered into a new registration rights agreement with Reuters, the principal Island stockholders and others of its stockholders, in connection with the Island acquisition, and it was agreed that Reuters registration rights under the amended and restated corporate agreement will be suspended for so long as the new registration rights agreement is in effect.

     If Reuters transfers, sells or otherwise disposes of a majority of our then-outstanding voting stock, the transferee will generally succeed to the same rights that Reuters previously had by virtue of its ownership of a majority of our then-outstanding voting stock, subject to Reuters option to retain certain of the rights associated with its majority ownership position. If Reuters transfers, sells or otherwise disposes of less than a majority of our then-outstanding voting stock, then that transferee may have only those rights that Reuters would have had at an equivalent level of ownership.

RADIANZ

     Radianz currently provides network communications services to us and various other Reuters companies through an agreement with Reuters. Radianz is a joint venture between Reuters and Equant Proton Holdings Limited, who has a 49% ownership interest. Reuters and Equant are equally represented on the Radianz board with neither party having control.

RESEARCH AND ANALYTICS SOLD TO REUTERS

     As of September 28, 2001, we sold to Reuters our Research and Analytics (R&A) product, an analytic software application that incorporates quotes, news, and access to the INET trading application. Despite the sale of the R&A business to Reuters, we will continue to make available soft-dollar payment options to our customers in connection with their use of the R&A product and any replacement product. Until June 18, 2003, Reuters has agreed not to provide any soft-dollar payment options to certain R&A customers, directly or through a third party, other than through us.

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

     In connection with the R&A transaction, we entered into a mutual services agreement with Reuters under which we will continue to assist Reuters in supporting and managing the R&A business through April 30, 2003, and Reuters will provide certain services and assurances to us and certain of our customers through April 30, 2003. During this period, in consideration for Reuters providing these services and assurances, we have committed to pay to Reuters an amount based on the number of such customers who subscribe to the R&A product and any replacement product. We paid Reuters approximately $1.8 million for these services and assurances following the sale in 2001 and we have agreed to pay Reuters an additional $1.2 million on June 18, 2003 as a shared client or business integration expense.

     In addition, we agreed with Reuters to provide assistance in migrating R&A customers to a modified Reuters desktop product, and agreed to an incentive arrangement scheme depending on our and Reuters success in accomplishing such a migration. This scheme may result in a one-time payment of up to $1.35 million by Reuters to us (in the event of a successful and timely migration) or by us to Reuters (in the event of an untimely or unsuccessful migration).

AGREEMENTS RELATING TO INTEGRATION OF EFFIX SOFTWARE INTO CERTAIN INSTINET APPLICATIONS

     We have entered into agreements with Effix S.A., a wholly owned subsidiary of Reuters, relating to the integration of Effix software into certain of our applications. The integration of this software will enable us to offer our clients an alternative means of accessing our trading system. The testing and certification agreement provides that Effix S.A. will undertake development and testing associated with that integration. The agreement has an indefinite term and is subject to termination by either party upon thirty days' written notice.

     Under an additional agreement with Reuters A.G., Reuters has agreed to provide and support the integrated products to one mutual client in Germany. The agreement has an indefinite term and is subject to termination by either party upon thirty days' notice of the other's material breach. We are in discussions with Reuters regarding a similar agreement to cover all of our mutual clients.

FACILITIES MANAGEMENT AGREEMENT

     We have entered into a facilities management services agreement with Reuters America Inc. and Canon Business Services relating to facilities management services provided by Canon to Reuters and Instinet at 3 Times Square, New York, New York. The initial term of this agreement is five years, commencing on July 1, 2001, with a month to month renewal after the initial term, unless terminated upon (i) ninety days' notice during the initial term, or (ii) thirty days' notice for subsequent month to month terms.

TIBCO SOFTWARE AGREEMENTS

     We have entered into a software license agreement with TIBCO Finance Technology, Inc., a subsidiary of Reuters which subsequently merged into Reuters America Inc., under which Reuters has granted us non-exclusive licenses for various Reuters software products and Reuters has agreed to perform certain services for us, such as software development, testing and integration of Reuters software products. The licenses are perpetual, except that Reuters may terminate the licenses if there is a material breach of the agreement by us which is not cured. Either party may terminate the agreement if there is a material breach of the agreement which is not cured.

     We have also entered into a software maintenance agreement with Reuters under which Reuters has agreed to provide maintenance for the Reuters software products licensed to us under the software license agreement. The initial term of this agreement is three years. The agreement automatically renews for one year terms unless terminated (i) upon sixty days' notice prior to the expiration of any term, (ii) upon sixty days' notice if there is a default which is not cured, (iii) upon sixty days' notice if Reuters no longer supports a previously covered software product or (iv) if the software license agreement is terminated.

REUTERS TRUST PRINCIPLES

     Reuters is subject to a set of principles, known as the Reuters Trust Principles, set forth in Reuters organizational documents and safeguarded by the directors of a separate entity that holds a single "Founder's

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

Share" in Reuters, which can be used to outvote all the ordinary shares of Reuters in certain circumstances. These principles are as follows:

     - that Reuters shall at no time pass into the hands of any one interest, group or faction;

     - that the integrity, independence and freedom from bias of Reuters shall at all times be fully preserved;

     - that Reuters shall supply unbiased and reliable news services to newspapers, news agencies, broadcasters and other media subscribers and to businesses, governments, institutions, individuals, and others with whom Reuters has or may have contracts;

     - that Reuters shall pay due regard to the many interests which it serves in addition to those of the media; and

     - that no effort shall be spared to expand, develop and adapt the news and other services and products of Reuters so as to maintain its leading position in the international news and information business.

     Reuters subsidiaries that supply news services are also subject to these principles. If we are deemed to supply news services at a time when Reuters beneficially owns more than 50% of our common stock, we will be subject to these principles. If applicable, these principles may influence how we conduct our business. In addition, to the extent that these principles apply, they may affect Reuters ability to enter into a transaction that would effect a change of control in our corporation.

OTHER AGREEMENTS

  ISLAND STOCKHOLDERS AGREEMENT

     Corporate Governance And Voting

     We have entered into a stockholders agreement with Reuters, the former principal Island stockholders (TA Associates, Inc., Bain Capital, Inc., and Silver Lake Partners L.P.) and Mr. Nicoll. Under this agreement, each group of the former principal Island stockholders has the right to nominate one member of Instinet's board of directors, so long as it owns at least 8,000,000 Instinet common shares that were issued as merger consideration and so long as it is a party to the Island stockholders agreement. The principal Island stockholders are also entitled to designate additional directors in most instances when the total number of members of Instinet's board of directors is increased beyond 13. A director nominated by a principal Island stockholder may not hold a position at any entity that the nominating committee of Instinet's board of directors reasonably determines to be a competitor of Instinet. If a principal Island stockholder ceases to own 8,000,000 Instinet common shares that are subject to the Island stockholders agreement, then the director on Instinet's board of directors nominated by such principal Island stockholder shall be required to tender his or her resignation.

     As long as at least two principal Island stockholders have the right to designate a director, each committee of the board of directors of Instinet will, subject to applicable legal and regulatory requirements, include at least one of the directors nominated by the principal Island stockholders. In addition, a new committee, consisting solely of one director designated by the principal Island stockholders, one director nominated by Reuters and the chief executive officer, has been established to determine the process by which Instinet will approve transactions and relationships entered into between Instinet, on the one hand, and Reuters, on the other hand.

     Reuters and the principal Island stockholders have agreed to vote in favor of the election of, and, in the case of the individuals described in the second and third bullet points below, Reuters has agreed not to vote in favor of the removal (except for cause) of, the following individuals as Instinet directors:

          - each other's director nominees,

          - until the earliest of (i) the third anniversary of the merger, (ii) the date on which Reuters ceases to own at least 35% of Instinet's then-outstanding voting stock and (iii) the first date on which less than two of the principal Island stockholders are entitled to nominate a director, three individuals nominated in accordance with the terms of the Island stockholders agreement who qualify as independent directors under Nasdaq rules, and

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

          - until the earlier of the date on which Reuters ceases to own 35% of Instinet's then-outstanding voting stock and the first date on which less than two of the principal Island stockholders are entitled to nominate a director, the chief executive officer of Instinet.

     Reuters and the principal Island stockholders have also agreed that, so long as Reuters owns a majority of Instinet's then-outstanding voting stock and at least two of the principal Island stockholders are entitled to nominate directors, they will vote in favor of any issuance of Instinet's equity securities that has been approved by a majority of Instinet's directors, except that Reuters is not obligated to vote for any equity issuance that would cause it to own less than 51% of Instinet's then-outstanding voting stock or less than 51% of Instinet's capital stock.

     Except for sales made in the public markets or pursuant to the exercise of its registration rights, Reuters may not sell Instinet common shares representing 10% or more of Instinet's then-outstanding voting stock to a transferee unless that transferee agrees to comply with Reuters voting obligations under the Island stockholders agreement.

     Transfer Restrictions

     With some limited exceptions, no party to the Island stockholders agreement will be permitted to transfer Instinet common shares received as merger consideration prior to the earlier of the first anniversary of the merger and the date on which Mr. Nicoll is terminated as Instinet's chief executive officer, unless he is terminated for cause or with the consent of at least two of the principal Island stockholders. After this initial lock-up period and until the third anniversary of the merger, the principal Island stockholders have agreed that their sales of Instinet common shares will be subject to volume restrictions applied to them as a group, except with respect to sales in connection with underwritten public offerings.

     In connection with Datek's merger with Ameritrade Holding Corporation, Datek distributed its shares of Island common stock to its stockholders prior to the closing of that merger which was completed prior to our merger. Under the Island stockholders agreement, any such shares that were issued by Datek and held by the Island stockholders that are party to the Island stockholders agreement are subject to the same restrictions on transfer as their Instinet common shares.

     Reuters Standstill Obligations

     Under the Island stockholders agreement, Reuters has agreed to certain restrictions that we refer to as standstill restrictions. Until the earlier of the third anniversary of the merger and the date on which less than two of the principal Island stockholders are entitled to nominate directors, Reuters will not acquire additional Instinet common shares other than in privately negotiated transactions (provided that a specified number of common shares remain in the public markets) and other specified situations, except to maintain its ownership level at the effective time of the merger. Reuters also has agreed that, while the preceding purchase restrictions are in effect, it will not engage in a going-private transaction with Instinet except on a confidential basis. Instinet has agreed that if it holds discussions with any third party relating to a transaction involving the acquisition of Instinet, Instinet will participate in parallel discussions with Reuters and will otherwise treat Reuters on a comparable basis with any third party with whom Instinet is discussing an acquisition transaction. The preceding restrictions will no longer apply to Reuters 90 days after the first date on which Reuters ceases to own 35% or more of Instinet's then-outstanding voting stock.

     Except for sales made in the public markets or pursuant to the exercise of its registration rights, so long as Reuters owns at least 20% of Instinet's then-outstanding voting stock, it may not sell Instinet common shares to a transferee who would, after such sale, own 35% or more of Instinet's then-outstanding voting stock unless that transferee agrees to comply with Reuters standstill obligations under the Island stockholders agreement, subject to certain adjustments depending on the ownership level of the transferee.

     Related Party Transactions

     The Island stockholders agreement provides that, so long as Reuters owns a majority of Instinet's then-outstanding voting stock or directors affiliated with Reuters constitute a majority of Instinet's board of directors and at least two Island stockholders are entitled to nominate directors, Instinet's board of directors

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

will maintain a committee consisting of one director nominated by the principal Island stockholders, one director nominated by Reuters and Instinet's chief executive officer that will determine the process by which transactions between Reuters and Instinet are reviewed and approved. Some types of transactions involving Reuters and Instinet will require the vote of a majority of Instinet's directors that qualify as independent directors under Nasdaq rules and the directors designated by the Island stockholders, voting together.

     Termination

     The Island stockholders agreement terminates on the tenth anniversary of the merger. Any Island stockholder may terminate the agreement as to itself and its affiliates at any time after the expiration of the initial lock-up period described under "Transfer Restrictions," but the terminating Island stockholder and its affiliates will lose all rights under the Island stockholders agreement, including the right to nominate directors.

REGISTRATION RIGHTS AGREEMENT

     We entered into a registration rights agreement with Reuters, the former principal Island stockholders and other significant Island stockholders, including Finanzas B.V., Mr. Nicoll and some of the other stockholders of Instinet. Reuters existing registration rights contained in the amended and restated corporate agreement have been suspended, and replaced with the rights under the registration rights agreement, so long as the registration rights agreement is in effect.

     Pursuant to the registration rights agreement, various groups of Instinet stockholders have the right, for a period of six years, to demand that Instinet register for resale some of their Instinet common shares (which, for Reuters, would be all Instinet common shares held by Reuters, and for groups of stockholders other than Reuters, would be the shares received in the merger or in other acquisition transactions) subject to various limitations.

     Under the registration rights agreement, for a period of six years, all of the parties to the registration rights agreement have "piggyback" registration rights with respect to any registered offering made by Instinet or by other stockholders. As a result, if Instinet proposed to register under the Securities Act any Instinet common shares for sale to the public, Instinet would be obligated to give the stockholder parties to the registration rights agreement the right to include their Instinet common shares in the offering. However, if the underwriters limited the number of shares that could be included in any underwritten offering initiated by Instinet, the shares to be offered by Instinet would be included prior to shares being offered by the stockholders.

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                                    APPENDIX

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

PURPOSE AND AUTHORITY

     The Audit Committee ("Committee") of the Board of Directors ("Board") of Instinet Group Incorporated ("Corporation") shall assist the Board in fulfilling its responsibilities with respect to the Corporation's financial reporting practices and principles, including but not limited to the CEO and CFO financial reporting certifications required by the Sarbanes-Oxley Act of 2002 (the "Act") and the adequacy of the processes and controls related thereto; the quality of the Corporation's system of internal controls, disclosure controls and procedures, and measures to assure compliance with the Corporation's policies and procedures and financial controls; the effectiveness of the Corporation's risk management processes; and the independence and performance of the Corporation's independent auditors. In that regard, the Committee is granted the authority to investigate any matter or activity involving financial accounting, financial reporting or the internal controls of the Corporation. The Committee shall have the authority to retain external professionals to render advice and counsel in such matters. The scope of the Committee's responsibilities shall extend to all Instinet business units globally. The Committee shall make reports and recommendations to the Board as it deems appropriate

COMPOSITION

     The Committee shall be composed of no fewer than three independent directors appointed by the Board. In accordance with the independence and experience requirements of the Act and the National Association of Securities Dealers ("NASD"), or otherwise as the Congress or NASD may from time to time require, the members of the Committee shall (1) have no relationship with the Corporation which would interfere with their exercise of independent judgment in carrying out their responsibilities; (2) refuse to accept any consulting, advisory or compensatory fee from the Corporation other than as a member of the Committee or the Board; (3) be able to read and understand fundamental financial statements or shall become able to do so, as determined by the Board, within a reasonable period of time after appointment to the Committee; and (4) include at least one person with accounting or related financial management experience that results in that person's satisfying the definition of "financial expert" as set forth in the Act, as determined by the Board. The Board shall elect the members of the Committee annually at a meeting of the full Board. The members of the Committee shall be listed in the annual report to shareholders.

     One member of the Committee shall be elected Committee Chair by the Board. In the absence of the Chair at any meeting of the Committee, those members of the Committee present shall designate a Committee member to serve as Acting Chair.

     The Committee may establish one or more Ad Hoc/Advisory Subcommittees composed of Board members and/or others. Such Ad Hoc/Advisory Subcommittees shall follow the same procedures followed by the full Committee.

     The Board shall assign one or more officers of the Corporation to assist the Committee and to perform liaison functions between the Corporation's staff and the Committee.

MEETINGS

     The Committee shall meet at least four times annually, with additional meetings called as the Committee deems appropriate. Meetings of the Committee shall be called by the Chair or the Chair's designee, and the agenda for each meeting should be approved by the Committee Chair. Minutes of all meetings shall be maintained and made available to the full Board. In addition, the Committee is to meet periodically in separate executive sessions with the independent auditors and internal audit department.

     A quorum at any Committee meeting shall be a majority of the members of the Committee. Meetings of the Committee are open to all Board members and invited guests. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent auditors and internal audit department be present at Committee meetings.

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GENERAL DUTIES

     The Committee is part of the Board and shall regularly report to the Board the results of its activities described in this charter. The Committee shall review and reassess the adequacy of this charter annually, and recommend any proposed changes to the Board for approval, in compliance with the Act and applicable NASD Audit Committee requirements. This charter shall be published as an appendix to the proxy statement every three years. The Committee shall undertake matters not specified in this charter as may be assigned from time to time by the Board.

     The Committee shall provide an avenue for open and direct communication among internal audit, the independent auditors, financial management and the Board. The Committee should have a clear understanding with the independent auditors that they must maintain an open and transparent relationship with the Committee. The independent auditors are ultimately accountable to the Committee and the Board. The Committee has the authority and is directly responsible for the appointment, compensation, oversight and, where appropriate, replacement of the independent auditors. The Committee's policy as required by the Act is that the external auditor rotate its lead and reviewing partners engaged in the Corporation's audit at least once every five years.

     The Committee shall establish procedures for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

     While the Committee has the duties and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. It is also not the duty of the Committee to conduct investigations, resolve disagreements, if any, between management and the independent auditors, or assure compliance with laws and regulations and the Corporation's business conduct guidelines. These are the responsibility of management and the independent auditors.

SPECIFIC DUTIES

  FINANCIAL REPORTING PROCESS

     - Prepare and approve, acting on the advice of counsel, an annual report of the Committee for inclusion in the Corporation's annual proxy statement.

     - Review with management and the independent auditors the Corporation's annual audited financial statements, related footnotes and financial information, including the following:

       - Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

       - The reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls and disclosure controls and procedures.

       - Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered by the independent auditors during the audit.

       - Other communications as required to be communicated by the independent auditors by Statement of Auditing Standards (SAS) 61, as amended by SAS 90, relating to the conduct of the audit.

     - If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Corporation's annual report on Form 10-K.

     - Have a predetermined arrangement with the independent auditors that they will advise the Committee through its Chair of any issues identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing the Corporation's quarterly report on Form 10-Q. The Committee shall review with management and the independent auditors the Corporation's quarterly financial statements prior to the Corporation's filing of its quarterly report on Form 10-Q. The Committee also will receive a written confirmation provided by the independent auditors at the end of each of the first three quarters

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

       of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

  MANAGEMENT

     Meet periodically with the management to discuss, or review reports from management as the Committee may request, concerning:

     - Management's internal controls and disclosure controls and procedures, the efficacy of such controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

     - The responsiveness of the independent auditors to the Corporation's needs.

     - Any relevant material recommendations from the independent auditors and management's response, including follow-up actions, to the assessments provided by both the internal and independent auditors.

     - Significant accounting and reporting principles, practices, procedures and controls applied by the Corporation in preparing its financial statements.

     - The Corporation's policies and procedures regarding business ethics and compliance with the Corporation's policies and procedures.

     - Any significant risks or exposures, including those relating to litigation and other legal and regulatory matters that may have a material impact on the financial statements, and the steps management has taken to address them.

     - The Corporation's corporate business plan, the related budget and the Corporation's performance with respect to the corporate business plan and budget.

     - The results of examinations performed by regulatory authorities and management's response.

     - Management's recommendation with respect to the appointment of independent auditors.

     - The Corporation's tax policies and any pending audits or assessments.

  INTERNAL AUDIT

     - Cooperate and coordinate with the internal audit department in the performance of the department's duties, and assess the effectiveness of the internal audit function. The Committee shall review and concur with any appointment of the senior internal audit executive. The Committee shall review, and may request reports from the internal audit department concerning, the internal audit department's budget, staffing, qualifications and audit plan, as well as the scope of all internal audits.

     - Meet periodically with internal audit, or review reports as the Committee may request, to review relevant material recommendations of the independent auditors, any significant risks and exposures, the internal audit department's risk assessment procedures, the adequacy of internal accounting controls, and compliance with the Corporation's policies and procedures and financial controls.

  INDEPENDENT AUDITORS

     - Recommend to the Board the selection, retention or termination of the Corporation's independent auditors. The Committee shall review the performance of the independent auditors and recommend to the Board any actions the Committee deems appropriate to ensure the independence and objectivity of the independent auditors. The Committee shall approve the compensation arrangements for the independent auditors.

     - Inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the company as contemplated by the applicable NASD Audit Committee requirements and Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, including but not limited to assuring that the Corporation's CEO, Controller, CFO or Chief Accounting Officer (or their equivalent) was not employed by the independent auditors and did not participate in the Corporation's audit during the one-year period preceding the audit initiation.

     - Engage in a dialogue with the independent auditors with respect to disclosed relationships or services that may impact the objectivity and independence of the auditors, and recommend that the full Board take appropriate action to oversee the independence of the independent auditors.

     - Approve in advance any audit or permitted non-audit services provided by the independent auditor. Certain types of non-audit services are prohibited by both the Act and the Corporation's policy. See Corporation's External Auditor Utilization Policy.

     - Meet periodically with the independent auditors, or review reports from the independent auditors as the Committee may request, to:

       - Ascertain or confirm that the independent auditors have received all explanations and had access to all information considered necessary to conduct the audit, including a review of any difficulties encountered in the course of auditing.

       - Review the quality and adequacy of internal accounting principles and controls used in financial reporting and procedures, the results of the annual audit of the Corporation's financial statements and any matters the independent auditors consider desirable or necessary under generally accepted auditing standards.

       - Review critical accounting and reporting principles, policies, practices, procedures and controls applied by the Corporation in preparing its financial statements, including significant developments in accounting rules and changes in the Corporation's methods of accounting; any alternative treatments of financial information under generally accepted accounting principles ("GAAP") that have been discussed with management; and any other material written communications with management.

       - Maintain a record of the independent auditors' assessment of the quality of the Corporation's accounting and financial reporting controls, as outlined in SAS 61, as amended by SAS 90, and confirmation that they concur with management's representation concerning audit adjustments.

       - Review the scope and general extent of the annual audit of the Corporation's financial statements including a discussion of the review of risk, including major risk factors, and the system of internal control. The independent auditors should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures.

       - Review results of the annual audit of the Corporation's financial statements and the proposed certification of the audited financial statements.

       - Inquire of the independent auditors whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

                                      PROXY

                           INSTINET GROUP INCORPORATED
                                 3 TIMES SQUARE
                            NEW YORK, NEW YORK 10036

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      FOR OUR ANNUAL MEETING, MAY 14, 2003

      Each stockholder signing this Proxy hereby appoints Paul Merolla and John Fay, or either of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Instinet Group Incorporated held of record by the signer on March 20, 2003, at the annual meeting of stockholders of Instinet Group Incorporated to be held on May 14, 2003, or any adjournments or postponements thereof, for all matters as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting. Each stockholder signing this Proxy acknowledges receipt of the Proxy Statement dated April 17, 2003 and hereby expressly revokes any and all proxies theretofore given or executed by the undersigned with respect to the shares of common stock represented by this Proxy and by filing this Proxy with the Secretary of Instinet Group Incorporated gives notice of such revocation.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL THREE NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF AND FOR PROPOSAL TWO, TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE 2003 FISCAL YEAR. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS THAT PROPERLY COME BEFORE THE MEETING, THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.

                                  (Continued and to be signed on the other side)


                              FOLD AND DETACH HERE

                           INSTINET GROUP INCORPORATED

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 14, 2003

                                    9:00 A.M.

                           INSTINET GROUP INCORPORATED
                                 3 TIMES SQUARE
                               NEW YORK, NY 10036

[LOGO OF INSTINET GROUP INCORPORATED]
3 Times Square
New York, NY 10036

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND FOR PROPOSAL 2.

Please mark your [X] votes as indicated in this example.

PROPOSAL 1 - Election of Directors
The nominees are:
     Thomas H. Glocer
     C. Kevin Landry
     John C. Bogle

                         WITHHOLD
                FOR      FOR ALL
                [ ]      [ ]

PROPOSAL 2 - Ratify the appointment of PricewaterhouseCoopers LLP as Instinet Group Incorporated's independent auditors for the 2003 fiscal year.

                FOR     AGAINST    ABSTAIN
                [ ]     [ ]        [ ]

In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

WITHHOLD VOTE FOR: (Write the name(s) of such nominee(s) in the space provided below.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Signature                     Signature:                      Date:
         ---------------------          ----------------------     -------------

Note: Please sign name exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporate officer or partner, please give full title as such.

--------------------------------------------------------------------------------

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

                                -----------------
                              FOLD AND DETACH HERE

--------------------------------------------------------------------------------

                           INSTINET GROUP INCORPORATED

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN AND DATE THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.


                                       45